UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.     )

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BJ’s Wholesale Club Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BJ's
STRONG

Proxy Statement and Notice of 2022 Annual Meeting

Dear Fellow

Shareholder:

BJ’s Wholesale Club Holdings, Inc. 2022 Annual Meeting of Shareholders (the “Annual Meeting”) will be held on Thursday, June 16, 2022, at 8:00 a.m., Eastern Time. The Annual Meeting will be held solely by means of remote communication in virtual meeting format. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/BJ2022, where you will be to listen to the Annual Meeting live, submit questions and vote.

All shareholders of record of our common stock at the close of business on April 25, 2022, the record date, are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement, or adjournment thereof.

Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares by following the instructions on the notice and access card or proxy card you received as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your voting instructions prior to the Annual Meeting, you may still decide to attend the Annual Meeting and vote your shares during the Annual Meeting. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement accompanying this letter.

Thank you for your continued support.

Sincerely,

Chris Baldwin Executive Chairman	Bob Eddy President & Chief Executive Officer
May __, 2022

BJ’S WHOLESALE CLUB HOLDINGS, INC. 2021 PROXY STATEMENT

Notice of Annual Meeting of Shareholders

Date

Thursday, June 16, 2022

Time

8:00 a.m. Eastern Time

Place

www.virtualshareholdermeeting.com/BJ2022

Record Date

April 25, 2022

Availability of Materials

The proxy statement and our Annual Report for the fiscal year ended January 29, 2022 are available at www.proxyvote.com

Items of Business

1. Election of seven director nominees

2. Approve, on an advisory (non-binding) basis, the compensation of the named executive officers

3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm

4. Approve the amendment to our Charter to eliminate supermajority vote requirements

5. To transact such other business, if any, as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof

The Board recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” each of the other proposals. The full text of these proposals is set forth in the accompanying proxy statement. Registered shareholders of the Company at the close of business on the record date are eligible to vote at the meeting.

We recommend that you review the further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under “Questions and Answers About the Annual Meeting and Voting” on page 49 of the proxy statement. This Notice of annual Meeting and proxy statement are first being distributed or made available, as the case may be, on or about May 5, 2022.

By Order of the Board of Directors,

Your vote is important To make sure your shares are represented, please cast your vote as soon as possible in one of the following ways:
Internet Online at www.proxyvote.com
Telephone Call 1 (800) 690-6903
Mail Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope
QR Code Scan this QR Code. Additional software may be required for scanning	Graham N. Luce Secretary May __, 2022

PROXY SUMMARY

This summary highlights information contained in the proxy statement and does not contain all of the information you should consider before casting your vote. We encourage you to read the entire proxy statement carefully before voting.

Voting Matters

Proposal		Board Recommendation	Page Reference
1.	Election of Seven Director Nominees	FOR each nominee	9
2.	Approval, on an Advisory (Non-Binding) Basis, of Compensation of our Named Executive Officers	FOR	17
3.	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	41
4.	Approval of an Amendment to our Charter to Eliminate Supermajority Vote Requirements	FOR	44

Financial Highlights

Throughout fiscal year 2021, the Company met the challenges presented by COVID-19 while continuing to deliver significant value to our members. The fiscal year 2021 results below demonstrate the Company’s ability to thrive in difficult environments and return value to our stakeholders.

Total Revenue $16.7 Billion	Debt Reduction $360 Million	Share Price Increase 35%

Directors

Our directors bring a mix of backgrounds and possess a broad range of skills and expertise that position the Board to effectively oversee the Company’s business.

Director Skills and Expertise

Senior Leadership Expertise	Retail Industry Expertise	Multi-Unit Expertise	Public Company Board Experience	Fuel Industry Expertise	Financial Expertise

i

Director Nominees

Name	Age(1)	Director Since	Independent	Committee Memberships
Chris Baldwin	59	2018	-	-
Darryl Brown	59	2021	●	-
Michelle Gloeckler	55	2019	●	• Nominating & Governance
Ken Parent	63	2011	●	• Compensation
Chris Peterson	55	2018	●	• Audit (chair)
Rob Steele	66	2016	●	• Audit
Judy Werthauser	56	2018	●	• Nominating & Governance (chair) • Compensation (chair)

(1) Ages of Director Nominees are as of March 1, 2022

Governance Practices

Highlights

✓ 8 of 10 directors are independent ✓ Lead (independent) director ✓ Independent chairs of Board committees ✓ Annual Board and committee evaluations	✓ Executive and director stock ownership requirements ✓ Clawback policy ✓ Prohibition on hedging or pledging Company stock ✓ No poison pill

Shareholder Engagement

We perform shareholder outreach throughout the year to engage with shareholders on issues that are important to them. During Fiscal Year 2021, we requested meetings with shareholders representing nearly 83% (as of June 30, 2021) of shares outstanding. The results of our shareholder outreach are reported to the Board.

Team Member Diversity

We have approximately 34,000 diverse and amazing team members. We believe that the diversity of our team members plays a vital role in the Company’s culture and improves our ability to deliver growth and profitability.

*Above team member statistics are as of January 29, 2022

We have an Inclusion & Diversity council which is comprised of a cross-functional team representing diversity of backgrounds, ethnicity, gender, and self-identification. This council is responsible for identifying and driving actions and initiatives to advance the Company’s inclusion and diversity mission.

Table of Contents
Corporate Governance		Summary Compensation Table	29
Corporate Governance Practices	1	All Other Compensation for Fiscal Year 2021	31
Board Leadership Structure	1	Grants of Plan-Based Awards in Fiscal Year 2021	31
Director Independence	2	Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table	32
Board Committees	2	Outstanding Equity Awards at Fiscal Year End	33
Audit Committee	3	Fiscal Year 2021 Option Exercises and Stock Vested	34
Compensation Committee	4	Employment Agreements and Potential Payments Upon Termination or Change in Control	35
Nominating and Corporate Governance Committee	5	2021 CEO Pay Ratio	39
Director Nomination Process	5	Compensation Committee Interlocks and Insider Participation	39
Board Role in Risk Oversight	6	Compensation Committee Report	40
Environmental Social and Governance	6	Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm	41
Shareholder Engagement	7	Audit, Audit-Related, Tax and All Other Fees	42
Human Capital	7	Pre-Approval Policies and Procedures	42
Committee Charters and Corporate Governance Guidelines	7	Audit Committee Report	42
Code of Business Ethics	8	Proposal No. 4: Approval of an Amendment to our Charter to Eliminate Supermajority Vote Requirements	44
Anti-Hedging and Anti-Pledging Policy	8	Beneficial Ownership
Board and Committee Meetings and Attendance	8	Beneficial Ownership of Directors and Executive Officers	46
Executive Sessions	8	Beneficial Ownership of More than 5% Shareholders	47
Director Attendance at Annual Meeting of Shareholders	8	Delinquent Section 16(a) Reports	47
Communications with the Board	8	Certain Relationships and Related Person Transactions
Proposal No. 1: Election of Seven Director Nominees	9	Review and Approval of Related Person Transactions	47
Director Nominee Biographies	10	Certain Related Person Transactions	48
Continuing Director Biographies	13	Indemnification Agreements	48
Director Compensation	15	Shareholder Proposals and Director Nominations	48
Director Stock Ownership Guidelines	16	Questions and Answers About the Annual Meeting	49
Proposal No. 2: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of our Named Executive Officers	17	Additional Information
Executive Compensation		Availability of Materials	54
Compensation Discussion and Analysis	18	Annex A: Proposed Charter Amendment	56

This proxy statement (this “Proxy Statement”) and our Annual Report for the fiscal year ended January 29, 2022 (the “Annual Report” and, together with this Proxy Statement, the “proxy materials”) are being furnished to you by and on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of BJ’s Wholesale Club Holdings, Inc. in connection with our 2022 Annual Meeting of Shareholders (the “Annual Meeting”).  References herein to “fiscal year 2020”, “fiscal year 2021”, “fiscal year 2022”, and “fiscal year 2023” refer to the 52 weeks ending January 30, 2021, January 29, 2022, January 28, 2023, and February 3, 2024” respectively.  As used herein, the terms “Company”, “BJ’s”, “we”, “us”, or “our” refer to BJ’s Wholesale Club Holdings, Inc. and its consolidated subsidiaries unless otherwise stated or the context otherwise requires. This Proxy Statement and Annual Report are first being distributed or made available, as the case may be, on or about May 5, 2022.

CORPORATE GOVERNANCE	The Board of Directors is responsible for providing oversight over the Company and its senior executives and has adopted policies and processes to enable effective oversight. The following sections provide an overview of our corporate governance structure and other key aspects of our Board.

The Board of Directors has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found in the “Governance Documents” section of the “Corporate Governance” page of our investor relations website located at www.investors.bjs.com, or by writing to our Secretary at our corporate offices.

Corporate Governance Practices

The Company has a history of strong corporate governance.  We are committed to governance policies and practices that serve the interests of the Company and its shareholders.  Over the years, our Board has evolved our practices in the interest of our shareholders.  Our governance practices and policies address the following topics, among others:

•     Board independence and qualifications

•     Executive sessions of Directors

•     Board leadership structure

•     Director qualification standards

•     Director orientation and continuing education

•     Limits on Board service

•     Change of principal occupation

•     Term limits

•     Director responsibilities

•     Director compensation

•      Conflict of interest

•      Board access to management

•      Board access to independent advisors

•      Board and committee self-evaluations

•      Board meetings

•      Meeting attendance by Directors and Non-Directors

•      Meeting materials

•      Board committees, responsibilities and independence

•      Succession planning

•      Risk management

Board Leadership Structure

Our Bylaws provide the Board of Directors with flexibility to combine or separate the positions of chairperson of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company and its shareholders. In addition, our Corporate Governance Guidelines provide that, in order to maintain the independent integrity of the Board of Directors, if the chairperson of the Board is a member of management or does not otherwise qualify as an independent Director, the independent members of the Board may appoint an independent Director to serve as Lead Director.

The Board of Directors understands that no single approach to Board leadership is universally accepted and that the appropriate leadership structure may vary based on several factors, such as a company’s size, industry, operations, history and culture. Accordingly, the Board, with the assistance of the Nominating and Corporate Governance Committee, assesses its leadership structure in light of these factors and the current environment to achieve the optimal model for us and for our shareholders.

After careful consideration, the Board determined that, at this time, the Company and its shareholders are best served by the Company having separate Chairman of the Board and Chief Executive Officer roles and as described in more detail below, by also having a Lead Director. Currently, Mr. Baldwin serves as our Executive Chairman of the Board, Mr. Eddy serves as our Chief Executive Officer and Mr. Steele serves as our Lead Director. Mr. Steele was appointed Lead Director in May 2019 by the independent members then serving on the Board. The Board of Directors believes that this leadership structure best serves us and is appropriate given the needs of a company our size and the wide spectrum of issues we face because it (i) provides us with the continued benefits of the experience, knowledge and vision of Mr. Baldwin, who served as our Chief Executive Officer from February 2016 to February 2020 and as our Chairman or Executive Chairman, as applicable, of the Board from February 2018 until present and (ii) allows the Chief Executive Officer to focus his efforts on setting the strategic direction of the Company and providing day-to-day leadership of the Company while the Chairman of the Board focuses on presiding at meetings of the Board and overall planning and relations with Directors. In addition, the Board of Directors expects the Lead Director role to continue to enhance and provide further assurances to our shareholders regarding the strong independent oversight exercised by the Board. As Lead Director, Mr. Steele presides over all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of independent Directors; approves Board meeting schedules and agendas; and acts as the liaison between the independent Directors and the Chief Executive Officer and the Chairman of the Board.

Director Independence

Under our Corporate Governance Guidelines and the New York Stock Exchange (the “NYSE”) rules, a Director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the Director must meet the bright-line tests for independence set forth by the NYSE rules. The Board of Directors has affirmatively determined that each of our Directors, other than Mr. Eddy, our Chief Executive Officer, and Mr. Baldwin, our Executive Chairman of the Board, qualifies as independent under the applicable NYSE rules.

In arriving at the foregoing independence determinations, the Board of Directors reviewed and discussed information provided by the directors with regard to each director’s business and personal activities and any relationships they have with us and our management. In making the director independence determinations regarding Messrs. Peterson and Steele, the Board considered that they serve as an executive officer and on the board of directors of Newell Brands, Inc., respectively, one of the Company’s vendors and from whom we purchase products in the ordinary course of business, on arm’s-length terms, in amounts and under other circumstances that the Board determined did not affect Messrs. Peterson and Steele’s independence. In fiscal year 2021, the Company’s payments to Newell Brands, Inc. were less than 1% of Newell Brands Inc.’s net sales, and Messrs. Peterson and Steele had no direct or indirect material interest in the sales Newell Brands, Inc. makes to the Company.

Board Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee operates under a written charter.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Darryl Brown
Michelle Gloeckler			●
Tom Kingsbury		●
Maile Naylor	●
Ken Parent		●
Chris Peterson	Chair
Rob Steele	●
Judy Werthauser		Chair	Chair

Audit Committee

Members All Independent	Our Audit Committee is responsible for, among other things:
Chris Peterson (Chair) Maile Naylor Rob Steele	•	assisting the Board with its oversight of our accounting and financial reporting process and financial statement audits;
	•	assisting the Board with its oversight of our disclosure controls procedures and our internal control over financial reporting;
	•	assessing the independent registered public accounting firm’s qualifications and independence;
	•	engaging the independent registered public accounting firm;
	•	overseeing the performance of our internal audit function and independent registered public accounting firm;
	•	assisting with our compliance with legal and regulatory requirements in connection with the foregoing;
Oversees the Company’s internal controls, accounting, auditing and financial reporting practices.	•	assisting the Board with its risk oversight, including succession planning;
	•	assisting the Board with its oversight of our Environmental, Social and Governance (ESG) strategy; and
	•	reviewing related party transactions.

All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the NYSE. The Board of Directors has affirmatively determined that each of Ms. Naylor and Messrs. Peterson and Steele qualifies as “independent” under the NYSE’s standards and Rule 10A-3 of the Exchange Act of 1934, as amended (the “Exchange Act”), applicable to Audit Committee members. In addition, the Board of Directors has determined that each of Ms. Naylor and Mr. Peterson qualifies as an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Members All Independent	Our Compensation Committee is responsible for, among other things:
Judy Werthauser (Chair) Michelle Gloeckler	•

reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting compensation;

•
reviewing and setting or making recommendations to the Board of Directors regarding the compensation of our other executive officers and overseeing an evaluation of the performance of other executive officers;

	•	reviewing and approving employment agreements, consulting arrangements, severance or retirement arrangements or change-in-control agreements;
	•	reviewing and making recommendations to the Board of Directors regarding Director compensation;
Oversees the Company’s compensation policies and programs.	•
reviewing and approving or making recommendations to the Board of Directors regarding our incentive compensation and equity-based plans and arrangements, and the granting of stock and other equity awards under such plans;

•
reviewing and approving or making recommendations to the Board of Directors regarding our incentive compensation and equity-based plans and arrangements, and the granting of stock and other equity awards under such plans;

	•	appointing and overseeing any compensation consultants;
•
reviewing and discussing the results of the most recent shareholder advisory vote on executive compensation and reviewing and recommending to the Board for approval the frequency with which the Company will conduct such votes, taking into account such results;

	•	periodically considering the adoption of a policy for recovering incentive-based compensation from executive officers; and
	•	periodically reviewing compensation policies and practices and assessing whether they are reasonably likely to have a material adverse effect on the Company by encouraging excessive risk-taking.

The Board of Directors has determined that each of Messrs. Kingsbury and Parent and Ms. Werthauser qualify as “independent” under NYSE’s heightened standards applicable to Compensation Committee members and each of Mr. Parent and Ms. Werthauser qualifies as a “Non-Employee Director” as defined in Section 16b-3 of the Exchange Act.

The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Before selecting any such consultant, counsel or advisor, the Compensation Committee reviews and considers the independence of such consultant, counsel or advisor in accordance with applicable NYSE rules. We must provide appropriate funding for payment of reasonable compensation to any consultant, counsel or advisor retained by the Compensation Committee.

Nominating and Corporate Governance Committee

Members All Independent Judy Werthauser (Chair) Michelle Gloeckler O
Our Nominating and Corporate Governance Committee oversees and assists the Board of Directors in reviewing and recommending nominees for election as Directors. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•
identifying individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors, except where the Company is otherwise required to provide third parties with the right to designate Directors;

	•	recommending to the Board of Directors the nominees for election to the Board of Directors at Annual Meetings of our Shareholders;
	•	overseeing the annual self-evaluations of the Board of Directors and its committees; and
	•	developing and recommending to the Board of Directors a set of corporate governance guidelines and principles.
Oversees the Company’s corporate governance structure and practices.

The Board has determined that each of Mses. Gloeckler and Werthauser qualifies as “independent” under applicable NYSE rules for purposes of serving on the Nominating and Corporate Governance Committee.

Director Nominations Process

The Nominating and Corporate Governance Committee is responsible for recommending candidates to serve on the Board and its committees. In considering whether to recommend any particular candidate to serve on the Board or its committees or for inclusion in the Board’s slate of recommended Director nominees for election at the Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee considers the criteria set forth in our Corporate Governance Guidelines.

Specifically, the Nominating and Corporate Governance Committee may take into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly-held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. In determining whether to recommend a Director for reelection, the Nominating and Corporate Governance Committee may also consider the Director’s past attendance at meetings and participation in and contributions to the activities of the Board.

We do not have a formal policy with regard to the consideration of diversity in identifying Director nominees. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas. However, the Board recognizes the value of a diverse Board and thus has included diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience, as factors that will be taken into consideration by the Nominating and Corporate Governance Committee when evaluating the suitability of, and recommending, candidates for election by shareholders, and by the Board in approving such candidates.

In identifying prospective Director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as Directors of the Company. The Nominating and Corporate Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering Director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent Directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those Directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

The Board appointed Mr. Brown to the Board in June 2021, effective immediately, with a term expiring at the Annual Meeting. Mr. Brown was identified as a potential candidate for election to the Board by a search firm engaged by the Board.

When considering whether the Directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the Board member’s biographical information set forth above. We believe that our Directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent Directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider Director candidates recommended by shareholders, and such candidates will be considered and evaluated under the same criteria described above. Any recommendation submitted to the Company should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a Proxy Statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our Directors if elected and must otherwise comply with the requirements under our Bylaws for shareholders to recommend Director nominees. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, BJ’s Wholesale Club Holdings, Inc., 25 Research Drive, Westborough, Massachusetts 01581. All recommendations for nominations received by the Secretary that satisfy our Bylaws’ requirements relating to such Director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Shareholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These timing requirements are also described under the heading “Shareholder Proposals and Director Nominations.”

Board Role in Risk Oversight

The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company.

The involvement of the Board of Directors  in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the committees regularly reports to the Board.

The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal, internal audit, tax, compliance, and information technology functions, the Audit Committee reviews and discusses significant areas of our business and summarizes the key areas of risk and the appropriate mitigating factors for the Board. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters. The Compensation Committee periodically reviews the Company’s compensation policies and practices and assesses whether such policies and practices are reasonably likely to have a material adverse effect on the Company by encouraging excessive risk-taking. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, and corporate governance, as well as coordinates, along with the Chairman of the Board, succession planning discussions. In addition, the Board receives periodic detailed operating performance reviews from management.

Given its role in the risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the executives’ management of the risks relating to our operations. Although there are different leadership structures that could allow the Board to effectively oversee the management of such risks, and while the Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the Board selected its current leadership structure over other potential alternatives. See the discussion under the heading “Board Leadership Structure” above for a discussion of why the Board has determined that its current leadership structure is appropriate.

Environmental, Social and Governance

Our Board recognizes that mitigating Environmental, Social and Governance (“ESG”) risks is fundamental to driving long-term shareholder value. Our sustainability page (https://investors.bjs.com) highlights many of our sustainability efforts and demonstrates how progress in ESG is embedded into our Company’s culture and aligns with our corporate strategy. We understand that there are still opportunities for improvement, and we continue to strive for improvement in our ever-changing and dynamic industry and environment.

We continued to make progress on ESG matters throughout 2021. Most notably:

•	we had an ESG materiality assessment performed by a third-party consultant to ensure we are focusing on the right ESG issues;

•	we formed a cross-functional ESG committee focused on identifying key ESG issues that works with Company executives and the Board on ESG strategy; and

•	the Board delegated oversight of the Company’s ESG strategy and reporting to the Audit Committee.

The information contained on our website or that can be assessed through our website is not incorporated by reference and should not be considered a part of this Proxy Statement.

Shareholder Engagement

We regularly engage in outreach efforts with our shareholders. In October 2021, we requested meetings with shareholders representing nearly 83% of shares outstanding and ultimately met by phone or videoconference with shareholders representing approximately 22% of shares outstanding. We provided an open forum to each shareholder to discuss and comment on our business and ESG practices. Overall, we received constructive feedback from shareholders. The Company, after this engagement with its shareholders, agreed to continue to keep in contact with them, as well as the other shareholders who chose not to engage with the Company at that time. Maintaining ongoing relationships with our shareholders, and understanding our shareholders’ views, is a priority for both our Board and management team.

Human Capital

As of January 29, 2022, we had approximately 34,000 full-time and part-time employees, whom we refer to as team members. None of our team members are represented by a union. We consider our relations with our team members to be good.

Team Member Engagement. We provide all team members with the opportunity to share their opinions and feedback on our culture through a survey that is performed every year. Results of the survey are measured and analyzed to enhance the team member experience, promote retention of team members, drive change, and leverage the overall success of our Company.

Diversity. We strive to foster a work environment that includes and embraces diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience. As of the end of fiscal year 2021, 45% of our total workforce were women and 48% were minorities. During fiscal year 2021, 42% of our new hires were women and 47% of our new hires were minorities. We have a zero-tolerance policy on discrimination and harassment and have several systems under which team members can report incidents confidentially or anonymously and without fear of reprisal. We have an Inclusion & Diversity council which is comprised of a cross-functional team representing diversity of backgrounds, ethnicity, gender, and self-identification. This council is responsible for identifying and driving actions and initiatives to advance the Company’s inclusion and diversity mission.

Total Rewards.  We believe our team members are the key to our success and we offer competitive programs to meet the needs of our colleagues and their families. Our programs include annual bonuses, 401(k) plans, stock awards, an employee stock purchase plan, paid time off, flexible work schedules, family leave, team member assistance programs, and more, based on eligibility criteria.  We take the health and wellness of our team members seriously.  We provide our eligible team members with access to a variety of innovative, flexible and convenient health and wellness programs. Additionally, the Company provides resources such as an onsite chiropractor, a health clinic and a fitness center for team members. Such programs are designed to support team members’ physical and mental health by providing tools and resources to help them improve or maintain their health status and encourage engagement in healthy behaviors. The Company also provides team members with comprehensive medical benefits, dental, and behavioral and mental wellness benefits.

Team Member Development.  Training and development programs for our team members help retain and advance them into future roles with the company.  We provide online and on-the-job training through innovative delivery tools which are easy to use and focused on the core skills needed to be successful at BJ’s Wholesale Club. We provide several management and leadership programs that develop and educate our leaders so they can provide the best work environment and growth opportunities to all our team members.

Team Member Safety. The COVID-19 pandemic has further reinforced the importance of a safe and healthy workforce. In response to the pandemic, the Company implemented safeguards to protect our essential team members, including increased frequency of cleaning and disinfecting, social distancing practices, face coverings, temperature screening and other measures consistent with specific regulatory requirements and guidance from health authorities. We also implemented a vaccine mandate for all team members in the home office and field management and provided vaccine clinics for our team members. Additional safeguards included travel restrictions and remote work, for team members who were able to work from home during fiscal year 2021.

Community Involvement. We have a long and proud history of investing in the communities where we live and work. BJ’s Charitable Foundation (the “Foundation”) was established with the mission to enrich every community BJ’s Wholesale Club serves. The Foundation supports nonprofit organizations that primarily benefit the underprivileged in the areas of hunger prevention and education. Throughout the year, the Foundation makes multiple direct donations from the Company to support food banks and pantry programs in communities that our clubs serve.

Committee Charters and Corporate Governance Guidelines

Our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and other corporate governance information are available under the “Governance Documents” section of the “Corporate Governance” page of our investor relations website located at www.investors.bjs.com, or by writing to our Secretary at our corporate offices.

Code of Business Ethics

We have adopted a code of business ethics (the “Code of Conduct”) that applies to all of our Directors, officers and employees, including our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller or persons performing similar functions. A copy of our Code of Conduct is available under the “Governance Documents” section of the “Corporate Governance” page of our investor relations website located at www.investors.bjs.com, or by writing to our Secretary at our corporate offices. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website rather than by filing a Current Report on Form 8-K.

Anti-Hedging and Anti-Pledging Policy

The Board of Directors has adopted an insider trading compliance policy, which applies to all of our Directors, officers and certain designated employees. The policy prohibits our Directors, officers and certain designated employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, short sales, and transactions in publicly traded options, such as puts, calls and other derivatives involving our equity securities and also prohibits the pledging of the Company’s securities as collateral to secure loans. None of our NEOs has engaged in any hedging transactions with respect to our common stock or pledged any of his or her shares of common stock in the Company.

Board and Committee Meetings and Attendance

During fiscal year 2021, the Board of Directors met seven (7) times, the Audit Committee met seven (7) times, the Compensation Committee met six (6) times and the Nominating and Corporate Governance Committee met four (4) times. During fiscal year 2021, each of our Directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he or she was a Director and (2) the total number of meetings for all committees of the Board of Directors on which he or she served during the periods that he or she served.

Executive Sessions

Our Corporate Governance Guidelines require that the Board hold executive sessions, which are meetings of the non-management members of the Board, at least twice per year, and that our independent Directors meet in a private session that excludes management and any non-independent Directors at least once per year. Details of our executive session practices can be found in the “Board of Directors” section of the “Corporate Governance” page of our investor relations website located at www.investors.bjs.com.

Director Attendance at Annual Meeting of Shareholders

We do not have a formal policy regarding the attendance of our Board members at our Annual Meetings of Shareholders, but we expect all Directors to make every effort to attend any meeting of shareholders. All members of our Board of Directors then serving attended the 2021 Annual Meeting of Shareholders.

Communications with the Board

Any shareholder or any other interested party who desires to communicate with the Board of Directors, our non-management Directors or any specified individual Director, may do so by directing such correspondence to the attention of the Secretary at our offices at 25 Research Drive, Westborough, Massachusetts 01581. The Secretary will forward the communication to the appropriate Director or Directors.

Proposal No. 1: Election of Seven Director Nominees	Our Board currently consists of ten directors. At the Annual Meeting, seven directors will be elected to serve for a one-year term expiring at the Annual Meeting of Shareholders to be held in 2023 (the “2023 Annual Meeting”) and until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. Based on an evaluation in accordance with our standard review process for director candidates and the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Chris Baldwin, Darryl Brown, Michelle Gloeckler, Ken Parent, Chris Peterson, Rob Steele and Judy Werthauser to stand for election at the Annual Meeting.

At the annual meeting of shareholders held in 2020, our shareholders approved an amendment to our Charter that provides for the annual election of directors. As a result, the directors who were elected at the annual meeting of shareholders held in 2021 and the class of directors who were elected at the annual meeting of shareholders held in 2019, whose terms will expire at the Annual Meeting, will stand for election for one-year terms expiring at the 2023 Annual Meeting.

The class of directors who were elected at the annual meeting of shareholders held in 2020, whose current terms will expire in 2023, will hold office until the end of their terms. In addition, until the Board is completely declassified, any director elected or appointed to the Board to fill a vacancy on the Board as a result of an increase in the size of the Board or due to the death, resignation, retirement, disqualification or removal of a director who was elected for a three-year term will continue to hold office until the next election of the class for which such director is chosen; thereafter, any director so appointed will hold office until our next annual meeting of shareholders following such appointment. In all cases, each director will hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Following the Annual Meeting, the Board will be completely declassified.

The Board unanimously recommends that you vote “FOR” the election of each of the Director nominees.

We believe that all of our Directors and nominees display personal and professional integrity, satisfactory levels of education and/or business experience; broad-based business acumen, an appropriate level of understanding of our business and its industry and other industries relevant to our business, the ability and willingness to devote adequate time to the work of the Board and its committees, skills and personality that complement those of our other Directors that helps build a Board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background, and the ability to represent the interests of all of our shareholders.

Each Director nominee is currently serving as a Director of the Company. We have no reason to believe that any Director nominee will be unable or unwilling to serve, if elected. If, however, prior to the Annual Meeting, the Board of Directors should learn that any Director nominee is unable or unwilling to serve as a Director for any reason, and if the Board shall designate a substitute nominee, the persons named as proxies will vote for the election of the substitute nominee designated by the Board. Alternatively, the persons named as proxies, at the Board’s discretion, may vote for that fewer number of nominees as results from the inability of any nominee to serve.

Generally, vacancies or newly created Directorships on the Board will be filled only by vote of a majority of the Directors then in office and will not be filled by the shareholders, unless the Board determines by resolution otherwise.

Board Recommendation

The Board of Directors unanimously recommends you vote FOR the election of each of Chris Baldwin, Darryl Brown, Michelle Gloeckler, Ken Parent, Chris Peterson, Rob Steele and Judy Werthauser as a director to hold office until the 2023 Annual Meeting and until his or her successor has been duly elected and qualified.

The information presented below regarding each Director nominee and continuing Director also sets forth specific experience, qualifications, attributes and skills, in addition to those set forth above that led the Board to the conclusion that such individual should serve as a Director in light of our business and structure.

Director Nominee Biographies

(Directors with a Term Ending at the Annual Meeting)

Chris Baldwin

Director since 2018 Executive Chairman 59 years old

Chris Baldwin has been our Executive Chairman of the Board since April 2021. Mr. Baldwin also currently serves as a Managing Partner of CVC (U.S.) Advisers, Inc. and Executive Chairman of PDC Brands. Mr. Baldwin joined BJ’s in September 2015 as President and Chief Operating Officer and director and subsequently was promoted to Chief Executive Officer in February 2016 and was named Chairman of the Board in 2018, both positions he held until February 2020. Mr. Baldwin was Executive Chairman of the Board from February 2020 to August 2020 and was Chairman of the Board from August 2020 until April 2021 when he became Executive Chairman of the Board. Prior to joining BJ’s, he was Chief Executive Officer of Hess Retail Corporation, a global independent energy company and spin-off of Hess Corporation, from 2010 to March 2015. Before joining Hess Retail Corporation, he held executive roles at Kraft Foods Group, Inc. (now The Kraft Heinz Company), a food and beverage company, from 2007 to 2010, and The Hershey Company, a global confectionary manufacturer, from 2004 to 2007. Earlier in his career, Mr. Baldwin also held various roles at Nabisco, a manufacturer of cookies and snacks, and The Procter & Gamble Company, a multinational consumer goods corporation. Mr. Baldwin graduated from Siena College in Loudonville, New York with a bachelor’s degree in Economics.

Mr. Baldwin is an executive board member of the National Retail Federation, the world’s largest retail trade association. Mr. Baldwin is also active in the community, serving as an executive board member at Harlem Lacrosse and Leadership, a school-based nonprofit that provides educational intervention, leadership training and lacrosse for at-risk youth.

Specific Expertise: Mr. Baldwin brings to the Board a deep knowledge of the Company’s business, the fuel, retail and consumer packaged goods industries – coupled with his extensive leadership experience – from his prior years with the Company, including his current role as Executive Chairman and his previous executive roles as Chief Executive Officer and Chief Operating Officer. The Board also benefits from Mr. Baldwin’s multi-unit expertise and significant experience in investor relations, marketing and executive compensation.

Darryl Brown

Director since 2021 Independent 59 years old

Darryl Brown is an accomplished senior executive with more than thirty years of experience in consumer-packaged goods and financial services. Currently, he serves as President and Chief Executive Officer of Shadowbrook Investments, LLC, a family-run private equity firm located in southwest Florida. Previously, he served as President, Global Corporate Payments, Americas at American Express Company from 2012 to December 2016 and as Executive Vice President/GM Global Corporate Payments from 2010 to 2012. Prior to joining American Express Company, he held a number of leadership positions at Kraft Foods, where he led the company’s North American retail sales and logistics organization. He holds a Master of Business Administration from Lake Forest Graduate School of Business and a Bachelor of Science in Accounting from Lincoln University.

Mr. Brown currently serves on the board of Atradius Trade Credit Insurance, an insurance company. He previously served as an advisor and board member of Datanomers, an analytics company, from 2015 to January 2021.

Specific Expertise: Mr. Brown brings to the Board a strong leadership track record from his current role as President and Chief Executive Officer of Shadowbrook Investments, LLC and prior leadership positions at American Express Company and Kraft Foods. The Board benefits from his deep knowledge of the financial services and consumer packaged goods industries.

Michelle Gloeckler

Director since 2019 Independent 55 years old Nominating & Corporate Governance Committee (Member)

Michelle Gloeckler is a former retail executive with more than thirty years of experience in retail, consumer-packaged goods, merchandising, sourcing, manufacturing and strategy. She was the executive vice president, Chief Merchant for Academy Sports & Outdoors, a sporting goods retailer, from August 2016 to January 2019. Ms. Gloeckler served as Executive Vice President, Consumables, Health and Wellness at Walmart Inc., a NYSE-listed general merchandise retailer, from February 2009 to August 2016, where she led their health and wellness unit and US manufacturing initiative. Prior to that, Ms. Gloeckler held leadership roles at The Hershey Company, a global confectionary manufacturer. She holds a bachelor’s degree in Communication and Psychology from the University of Michigan.

Ms. Gloeckler has been a director of Duckhorn Portfolio, Inc., an NYSE-listed luxury wine company, since May 2021, of Holley Inc., a NYSE-listed designer, marketer and manufacturer of high-performance automotive aftermarket products, since July 2021, and Pairwise Plants LLC, an agriculture technology company, since December 2021. She served on the board of Benson Hill, an agricultural technology company from February 2019 to February 2021. She also currently serves as a member of The University of Michigan Dean’s Advisory Council.

Specific Expertise: Ms. Gloeckler brings to the Board significant experience from her service in senior executive and management positions at major corporations in the retail and consumer packaged goods industries. The Board benefits from Ms. Gloeckler’s multi-unit expertise and experience in E-commerce, marketing, human capital and executive compensation. Ms. Gloeckler also brings an important perspective from her service as a director of another public company board.

Ken Parent

Director since 2011 Independent 63 years old Compensation Committee (Member)

Ken Parent currently serves as Special Advisor to the Chairman and Chief Executive Officer of Pilot Flying J, the largest travel center operator in North America. From 2014 to December 31, 2020, Mr. Parent served as President of Pilot Flying J. In this role, he oversaw all company functions, including human resources, technology, finance, real estate and construction. Mr. Parent also lead strategic initiatives on behalf of Pilot Flying J. Prior to becoming President, he served as Executive Vice President, Chief Operating Officer of Pilot Flying J from 2013 to 2014. Prior to that, Mr. Parent served as Pilot Flying J’s Senior Vice President of Operations, Marketing and Human Resources from 2001 to 2013 where he managed store and restaurant operations, marketing, sales, transportation and supply and distribution. Mr. Parent holds a Master of Business Administration and a bachelor’s degree in Marketing from San Diego State University.

Specific Expertise: Mr. Parent brings to the Board significant managerial and operational experience as a result of the various senior positions held during his over 20-year tenure at Pilot Flying J, including as Chief Executive Officer. The Board also benefits from Mr. Parent’s multi-unit expertise and deep knowledge of the fuel and retail industries.

Chris Peterson

Director since 2018 Independent 55 years old Audit Committee (Chair)

Chris Peterson is currently the Chief Financial Officer and President, Business Operations at Newell Brands, Inc., a consumer and commercial products producer. Prior to this role, he was Chief Operating Officer, Operations at Revlon, Inc., a beauty products retail company, where he led the global Supply Chain, Finance and IT functions from April 2017 to July 2018. From 2012 to May 2016, Mr. Peterson was at Ralph Lauren, an apparel manufacturing company, where he was recruited as Senior Vice President, Chief Financial Officer and later served as President, Global Brands. Prior to his time at Ralph Lauren, he spent 20 years at The Procter & Gamble Company, an NYSE-listed multinational consumer packaged goods corporation, in various roles of increasing responsibility, the latest of which was Vice President and Chief Financial Officer, Global Household Care. Mr. Peterson has a bachelor’s degree from Cornell University in Operations Research and Industrial Engineering.

Specific Expertise: Mr. Peterson brings to the Board significant finance and operations experience in the retail and consumer packaged goods industry through his current executive role at Newell Brands, Inc. and his prior positions at Ralph Lauren, Revlon and The Procter & Gamble Company. The Board also benefits from Mr. Peterson’s multi-unit expertise and significant experience in investor relations and executive compensation.

Rob Steele

Director since 2016 Lead Director 66 years old Audit Committee (Member)

Rob Steele has been our Lead Director since May 2019. He currently serves on an advisory board for CVC, a private equity and investment advisory firm. From 2007 to 2011, Mr. Steele served as Vice Chairman of Global Health and Well-Being at The Procter & Gamble Company, a multinational consumer goods corporation, retiring in 2011. Mr. Steele spent 35 years with The Procter & Gamble Company, where he served as Group President of Global Household Care, Group President of North America, VP North America home care and in a range of brand management and sales positions. Mr. Steele holds a Master of Business Administration from Cleveland State University and a bachelor’s degree in Economics from the College of Wooster.

Mr. Steele formerly served on the board of Kellogg Company from 2007 to 2012; the board of Beam Co. from 2012 to 2014; the board of Keurig Green Mountain, Inc. from 2013 to 2016; and as trustee of The St. Joseph Home for Handicapped Children from 1995 to 2012. He currently serves on the boards of directors of Newell Brands, Inc. and Berry Global Group, Inc. and previously served on the board of directors of LSI Industries, Inc. from July 2016 to June 2019.

Specific Expertise: Mr. Steele brings to the Board strong experience in the consumer packaged goods industry, including his long career at The Procter & Gamble Company, where he held several leadership positions. The Board also benefits from Mr. Steele’s multi-unit expertise and significant experience in marketing and executive compensation.

Judy Werthauser

Director since 2018 Independent 56 years old Nominating & Corporate Governance Committee (Chair) Compensation Committee (Chair)

Judy Werthauser is Executive Vice President and Chief Experience Officer at Five Below, Inc., a Nasdaq-listed specialty retail company, which she joined in February 2019. She served as Executive Vice President, Chief People Officer at Domino’s Pizza, Inc., a restaurant chain, from January 2016 until February 2019. Prior to joining Domino’s, Ms. Werthauser was Senior Vice President of Human Resources at Target Corporation, a general merchandise retailer, from 2008 until September 2015, where she helped lead Target’s transformation from a traditional to an omnichannel retailer. Earlier in her career she was Senior Vice President of Human Resources for U.S. Bancorp, a bank holding company, in Minneapolis and held senior human resources positions at Marshall Field’s department stores. She holds a master’s degree in Organization Leadership and a bachelor’s degree in Industrial Psychology from the University of Minnesota.

Ms. Werthauser served on the board of And Go Concepts Holdings, LLC, a food services company, from February 2021 to January 2022.

Specific Expertise: Ms. Werthauser brings to the Board multi-unit expertise and extensive business and leadership experience in the retail and financial services industries from her executive positions at Five Below, Inc., Domino’s Pizza, Inc., Target, U.S. Bancorp and Marshall Field’s. The Board also benefits from Ms. Werthauser’s significant experience in human capital and executive compensation.

Continuing Director Biographies

(Directors with a Term Ending at the 2023 Annual Meeting)

Bob Eddy

Director since 2021 CEO 49 years old

Bob Eddy currently serves as President and Chief Executive Officer of the Company. Mr. Eddy joined the Company in 2007 as Senior Vice President, Finance and was named Executive Vice President and Chief Financial Officer in 2011 and served as Executive Vice President, Chief Financial and Administrative Officer from 2018 to April 2021 when he became President and Chief Executive Officer. Prior to joining BJ’s, Mr. Eddy served retail and consumer products companies as a member of the audit and business advisory practice of PricewaterhouseCoopers LLP, in Boston and San Francisco. Mr. Eddy is a graduate of Babson College in Wellesley, Massachusetts, and Phillips Academy in Andover, Massachusetts.

Mr. Eddy currently serves as a member of the Board of Directors and Executive Committee of the National Retail Federation. From 2013 to 2017, Mr. Eddy chaired the Financial Executives Council of the National Retail Federation. He is also a member of the College Advisory Board for Babson College.

Specific Expertise: Mr. Eddy brings to the Board a strong leadership track record from his previous roles as a member of the Company’s senior leadership team. Given his current role as Chief Executive Officer, Mr. Eddy also brings a broad understanding of the Company’s business, operations and growth strategy. The Board also benefits from his current and prior external executive leadership roles with the National Retail Federation, as well as his multi-unit expertise and significant experience in investor relations and executive compensation.

Maile Naylor (nee Clark)

Director since 2019 Independent 48 years old Audit Committee (Member)

Maile Naylor (nee Clark) has spent twenty-five years working in the investment management industry analyzing and evaluating global consumer discretionary companies. She previously worked as an Investment Officer at MFS Investment Management, a global asset management company, from September 2005 until her retirement from the investment management industry in April 2018. Prior to that, Ms. Naylor also held positions at Scudder Kemper Investments and Wellington Management, each investment management firms. She holds a bachelor’s degree in Finance from Boston University and is a CFA charter holder.

Ms. Naylor currently serves on the board of Laird Superfood, Inc. and is a member of the Board of Advisors of the Boston Ballet and a member of the President’s Council of the Boston Children’s Museum.

Specific Expertise: Ms. Naylor brings to the Board a deep knowledge of the investment management industry based on her 25-year career at prominent investment institutions. The Board benefits from Ms. Naylor’s extensive background in finance and her experience serving on the board of another public company.

Tom Kingsbury

Director since 2020 Independent 69 years old Compensation Committee (Member)

Tom Kingsbury most recently served as the President and Chief Executive Officer of Burlington Stores, Inc., an NYSE-listed retailer, from 2008 to September 2019. Mr. Kingsbury also served as a member of the board of directors of Burlington Stores, Inc. from 2008 until February 2020, as Chairman of the board of directors from May 2014 to September 2019 and as their Executive Chairman from September 2019 to February 2020. Prior to that, he was Senior Executive Vice President – Information Services, E-commerce, Marketing and Business Development of Kohl’s Corporation, an NYSE-listed operator of department store chains, from 2006 to 2008. Mr. Kingsbury also held various management positions with The May Department Stores Company, an operator of department store chains, including President and Chief Executive Officer of the Filene’s/Kaufmann’s division. Mr. Kingsbury holds a bachelor’s degree from the University of Wisconsin-Madison.

Mr. Kingsbury is a member of the boards of directors of Kohl’s Corporation, Tractor Supply Company and Big Lots, Inc.

Specific Expertise: Mr. Kingsbury brings to the Board significant managerial and operational experience in the retail industry as a result of his tenure as President and Chief Executive Officer, Board member and Chairman of Burlington Stores, Inc., his senior executive position at Kohl’s Corporation and his service as director of other public company boards. The Board also benefits from Mr. Kingsbury’s multi-unit expertise and significant experience in investor relations, E-commerce, marketing, human capital and executive compensation.

Director Compensation	Our Non-Employee Director compensation is intended to attract, retain and appropriately compensate highly qualified individuals to serve on the Board of Directors. The Board of Directors and/or the Compensation Committee review our Non-Employee Director compensation policy annually.

The Board of Directors is responsible for approving the compensation of our Non-Employee Director, provided that the Compensation Committee may make recommendations to the Board of Directors with respect to Non-Employee Director compensation.

For fiscal year 2021, the following changes were made to our Non-Employee Director compensation, effective October 1, 2021: (i) the Compensation Committee chair retainer increased from $20,000 to $25,000, (ii) the Nominating & Corporate Governance Committee chair retainer increased from $15,000 to $18,000; and (iii) the Nominating & Corporate Governance Committee member retainer increased from $7,500 to $8,000. These increases to Board compensation are based on the Compensation Committee’s review of benchmarking data for peer group companies and to remain competitive to the median of that established peer group.

The following table sets forth information concerning the compensation of our Non-Employee Directors during fiscal year 2021. Mr. Eddy, our current President and Chief Executive Officer, and Mr. Delaney, our former President and Chief Executive Officer, were employees of the Company during fiscal year 2021 and, therefore, did not receive compensation for their service as a director. The compensation of Messrs. Eddy and Delaney is reflected in the Summary Compensation Table.

Director Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Chris Baldwin (2)	$46,315	$—	$46,315
Darryl Brown (3)	31,298	156,081	187,379
Michelle Gloeckler	102,500	149,964	252,464
Tom Kingsbury	105,000	149,964	254,964
Maile Naylor	107,500	149,964	256,964
Ken Parent	105,000	149,964	254,964
Chris Peterson	125,000	149,964	274,964
Rob Steele	137,500	149,964	287,464
Judy Werthauser	130,000	149,964	279,964

(1)	Amounts set forth represent the aggregate grant date fair value of awards granted in fiscal year 2021, calculated as the closing price of our common stock on the NYSE on the grant date multiplied by the number of units granted, in accordance with ASC Topic 718. Please see "Executive Compensation—Compensation Discuss and Analysis—Tax and Accounting Considerations—Accounting for Stock-Based Compensation" for further information. All Non-Employee Directors, excluding Mr. Brown, had 3,203 unvested equity awards outstanding as of the end of fiscal year 2021.
(2)	Reflects amounts earned as a non-employee director from the beginning of fiscal year 2021 through April 9, 2021. Mr. Baldwin also received compensation from the Company after becoming executive chairman of the Board on April 9, 2021. Mr. Baldwin’s fiscal year 2021 compensation as executive chairman was $844,353, which includes $344,362 in salary and $499,991 in stock awards calculated as detailed in footnote 1 above.
(3)	Mr. Brown was appointed to the Board of Directors effective June 2, 2021 and received a prorated restricted stock unit grant of 131 restricted stock units that vested on the earlier of (i) the day immediately preceding the date of the annual meeting of shareholders following the date or grants and (ii) the first anniversary of the date of grant.

Narrative Disclosure to Director Compensation Table

Pursuant to our Non-Employee Director Compensation Policy, each non-employee Director will receive a cash retainer for service on the Board of Directors and for service on each committee on which the Director is a member in the following amounts:

Annual Retainer
Board of Directors:
Non-Executive Chair	$150,000
All Non-Employee Directors	95,000
Additional retainer for Lead Director	30,000
Audit Committee:
Chair	30,000
Members (other than the Chair)	12,500
Compensation Committee:
Chair	25,000
Members (other than the Chair)	10,000
Nominating and Corporate Governance Committee:
Chair	18,000
Members (other than the Chair)	8,000

The annual retainers are earned on a quarterly basis based on a calendar quarter and are paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Director or in the applicable committee or board positions for an entire calendar quarter, such Director will receive a prorated portion of the applicable retainers otherwise payable to such Director for such calendar quarter. We also reimburse our Non-Employee Director for any travel or other business expenses related to their service as a Director.

In addition to the annual cash retainers, each Non-Employee Director receives an annual restricted stock unit grant with a fair market value on the date of grant of $150,000 per year, which is made pursuant to the BJ’s Wholesale Club Holdings, Inc. 2018 Incentive Award Plan (the “2018 Plan”). The annual equity award will be granted on the date of the Annual Meeting of Shareholders or on the date of such Director’s election or appointment to the Board of Directors, which awards will also be prorated if a Director is elected or appointed as of a date other than the date of the Annual Meeting of Shareholders. Each Director may elect to defer the annual restricted stock unit grant, subject to compliance with Section 409A of the Code, and the Board of Directors may determine, in its sole discretion, that such annual equity grant be in the form of deferred stock or in shares of common stock with equivalent value on the date of grant. Each equity award will vest and become exercisable on the earlier of (i) the day immediately preceding the date Annual Meeting of Shareholders following the date of grant and (ii) the first anniversary of the date of grant, subject to the Director continuing in service on the Board of Directors through the applicable vesting date. No portion of an annual equity award that is unvested or unexerciseable at the time of a Director’s termination of service on the Board of Directors will become vested and exercisable thereafter. In the event a Director is terminated upon or within 12 months following a change in control, as defined in the 2018 Plan, such Director’s outstanding equity awards will accelerate and vest in full.

Director Stock Ownership Guidelines

The Board adopted the Director Stock Ownership Guidelines, pursuant to which Non-Employee Directors are required to own equity in the Company at least equal to five times their retainer within five years of their election or appointment. Please see the disclosure under "Executive Compensation—Director and Executive Stock Ownership Guidelines" for more information.

Proposal No. 2 Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers
As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement. This proposal (the "Say-on-Pay Vote"), and commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on our NEOs' compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. We submit the  compensation  of  our  NEOs  to  our  shareholders  for  a non-binding advisory vote on an annual basis. Based on the non-binding advisory vote regarding the frequency of future executive compensation advisory votes conducted at the 2020 Annual Meeting of Shareholders, the next vote on the non-binding advisory frequency of such non-binding advisory votes will occur no later than our 2025 Annual Meeting of Shareholders.

The Board unanimously recommends that you vote “FOR” this advisory proposal.

We encourage our shareholders to review the "Executive Compensation" section of this Proxy Statement for more information. As an advisory approval, this proposal is not binding upon us or the Board of Directors. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our shareholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers. Accordingly, we ask our shareholders to vote "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that the shareholders of BJ’s Wholesale Club Holdings, Inc. approve, on an advisory basis, the fiscal year 2021 compensation of BJ’s Wholesale Club Holdings, Inc.’s named executive officers as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in BJ’s Wholesale Club Holdings, Inc.’s Proxy Statement for the 2022 Annual Meeting of Shareholders."

Board Recommendation

The Board of Directors unanimously recommends you vote FOR the resolution to approve, on an advisory (non-binding) basis, the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure of this Proxy Statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the philosophy and material components of our executive compensation program for our named executive officers and the objectives driving the associated practices and decisions.

Executive Summary

Our executive compensation program is designed to be flexible and complementary and to collectively serve the principles and objectives of our compensation and benefits programs, including to reflect shareholder values, enhance the link between executive pay and company performance, respond to changing market practices and retain effective leaders who have a significant understanding of our business.

Named Executive Officers

Our NEOs for fiscal year 2021 were:

Bob Eddy President and Chief Executive Officer	Laura Felice Executive Vice President, Chief Financial Officer	Paul Cichocki Executive Vice President, Chief Commercial Officer	Jeff Desroches Executive Vice President, Chief Operations Officer	Bill Werner Executive Vice President, Strategy and Development

This discussion and analysis also covers compensation and benefits for fiscal year 2021 for Mr. Lee Delaney, who served as our President and Chief Executive Officer until his unexpected passing in April 2021. See “—Compensation Discussion and Analysis—Compensation of Mr. Delaney” for more information regarding Mr. Delaney’s fiscal year 2021 compensation. For all other sections included under “Executive Compensation”, Mr. Delaney is also included as an NEO.

Executive Compensation Philosophy and Objectives

Our executive team is critical to our success and to building value for our shareholders. The principles and objectives of our executive compensation program are to:

ATTRACT, engage and retain the best executives, with experience and managerial talent, enabling us to be an employer of choice in a highly competitive and dynamic industry

ALIGN compensation with our corporate strategies, business and financial objectives and the long-term interests of our shareholders

MOTIVATE and reward executives whose knowledge, skills and performance ensure our continued success

ENSURE that our total compensation is fair, reasonable and competitive

Elements of Compensation

The principal components of our executive compensation program are designed to fulfill one or more of the principles and objectives described above. Compensation of our NEOs includes each of the following key elements:

Base Salary	Fixed Short-Term Cash	Provides market-competitive fixed cash compensation reflecting role, responsibility and experience.

Annual Incentive Plan Awards	Variable Mid-Term Cash	Earned based on achievement of a pre- established Company financial metric (Adjusted EBITDA). Designed to align pay to both individual and Company performance for the fiscal year.
Long-Term Incentive Awards*	Variable Long-Term Equity	Designed to drive Company performance; align interests with shareholders; and encourage long- term retention of executives.

*Annual performance share unit awards represent 50% of long-term incentive awards, vest over a three-year period and are earned based on the achievement of cumulative adjusted EPS growth compared to goals established by the Compensation Committee. The shares earned pursuant to these awards, if any, will cliff vest as of the end of the performance period, based on continued employment through such date. Annual restricted stock awards represent the remaining 50% of long-term incentive awards and vest ratably over a three-year grant period.

We view each component of our executive compensation program as related, but distinct, and we also regularly reassess the total compensation of our executive officers to ensure that our overall compensation objectives are met. In addition, we have determined the appropriate level for each compensation component, which is based on our understanding of the competitive market based on the experience of members of the Compensation Committee, advice and information provided by Exequity, our recruiting and retention goals, our view of internal equity and consistency, the length of service of our executive officers, our and each executive officer’s overall performance, and other considerations the Compensation Committee considers relevant. Our executive compensation program is designed to be flexible and complementary and to collectively serve all of the executive compensation principles and objectives described above.

We offer cash compensation, in the form of base salaries, annual Company performance-based bonuses and, as circumstances warrant, discretionary individual performance-based bonuses, that we believe appropriately rewards our executive officers for their contributions to our business. When making awards, the Compensation Committee considers the Company’s financial and operational performance. A key component of our executive compensation program is long-term incentive awards, which are comprised of performance-based and time-based awards as noted above. We emphasize the use of long-term equity awards to incentivize our executive officers to focus on the growth of our overall enterprise value and, correspondingly, the creation of value for our shareholders. Except as described below, we have not adopted any formal or informal policy or guidelines for allocating compensation between currently paid and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Each of the primary elements of our executive compensation program is discussed in more detail below.

Key Compensation Practices

The following table highlights key features of our executive compensation program that demonstrate the Company’s ongoing commitment to promoting shareholder interests through sound compensation governance practices.

WHAT WE DO	WHAT WE DON'T DO
Align the interests of our NEOs with those of our long-term investors by awarding a meaningful percentage of total compensation in the form of equity	Do not allow hedging or pledging of Company securities

Grant annual cash incentive compensation based on pre-established Company goals	Do not provide for "single trigger" payment of cash severance or acceleration of time-based equity

Have robust equity ownership guidelines for our Directors and executive officers (for our CEO, 5x base salary)	Do not provide for Section 280G excise tax gross-up payments

Have a clawback policy that allows for the recovery of previously paid incentive compensation in the event of a financial restatement	Do not encourage unnecessary or excessive risk-taking as a result of our compensation policies

Engage an independent compensation consultant to advise the Compensation Committee	Do not allow for repricing of stock options without shareholder approval

Roles of the Compensation Committee, Chief Executive Officer and Management in Compensation Decisions

Role of the Compensation Committee

The Compensation Committee oversees key aspects of the Company’s executive compensation programs, including, base salaries, annual incentive and long-term incentive awards, and perquisites or other benefits for the Company’s executive officers, including our NEOs. The Compensation Committee approves performance goals for awards granted under our incentive compensation programs. In making its decisions the Compensation Committee considers a variety of factors, including, but not limited to:

•	our view of the strategic importance of the position;

•	our evaluation of the competitive market based on the experience of the members of the Compensation Committee with other companies and market information we may receive from executive search firms retained by us;

•	our financial condition and available resources;

•	the length of service of an individual; and

•	the compensation levels of our other executive officers, each as of the time of the applicable compensation decision.

Role of the Chief Executive Officer and Management

The Chief Executive Officer and management team manage the compensation programs based on the Compensation Committee’s decisions and directives. The Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation of executive officers other than himself.

Engagement of Compensation Consultant

The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies. In accordance with its authority to retain consultants and advisors described above, the Compensation Committee continued to engage the services of Exequity, LLP ("Exequity"), a national compensation consulting firm, as its compensation consultant to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives and provide guidance in administering our compensation program and policies.

All services related to executive compensation provided by Exequity during fiscal year 2021 were conducted under the direction or authority of the Compensation Committee, and all work performed by Exequity was pre-approved by the Compensation Committee. Neither Exequity nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. Additionally, during fiscal year 2021, Exequity did not provide any services to us unrelated to executive and Director compensation.

The Compensation Committee evaluates Exequity's independence on an annual basis and has evaluated whether any work provided by Exequity raised any conflict of interest under applicable SEC or NYSE rules for services performed during fiscal year 2021 and determined that it did not.

Key Fiscal Year 2021 Compensation Decisions

The Compensation Committee generally approves annual compensation levels for NEOs in the first quarter of each fiscal year, though it may make adjustments to compensation at other times of the year. When determining base salaries, annual bonuses, long-term incentive awards, and other forms of compensation, the Compensation Committee takes into consideration a variety of information, including, but not limited to, data generated from the compensation practices of its peer group companies, internal equity, an executive’s experience, knowledge of our business and the retail industry, scope of responsibility, corporate performance and individual performance. In particular, the Compensation Committee made the following key compensation decisions for fiscal year 2021:

•	Increased each NEO's base salary as further described in "Base Salary" below;

•	Increased each NEO’s target annual cash incentive award under our incentive plan;

•	Awarded promotional awards to Messrs. Eddy, Cichocki, and Werner and Ms. Felice as further described in "—Promotion Awards" below; and

•	Awarded equity in the form of restricted stock, in amounts consistent with fiscal year 2020 and performance share units tied to a three-year cumulative adjusted EPS goal for fiscal year 2021 as further described in "—Long-Term Incentive Awards" below.

Assessing Competitive Practice Through Peer Group Comparisons

To gain a general understanding of our current compensation practices, the Compensation Committee reviews the compensation of executives serving in similar positions at peer group companies. The external market data reviewed for fiscal year 2021 was provided by Exequity.

In reviewing and developing the peer group companies for fiscal year 2021, the Compensation Committee considered, at the recommendation of Exequity, industry, annual revenue, market capitalization, enterprise value, EBITDA and gross margin, among other factors for each company. With respect to its executive compensation program, the Company is positioned near the median of the peer group companies based on annual revenue and market capitalization. The peer group companies, along with other market data, used for benchmarking our executive compensation program for fiscal year 2021 was the same as the peer group companies for fiscal year 2020. The Compensation Committee reviews and develops the peer group companies annually with input from Exequity. In its 2021 review of the peer group for setting 2022 compensation, the Compensation Committee removed The Michaels Companies, Inc in connection with it being acquired by Apollo and added Albertsons Companies, Inc. and Petco Health and Wellness Company, Inc. to the peer group as identified and recommended by Exequity.

Fiscal Year 2021 Executive Compensation Peer Group Companies
Company Name	GICS Industry
Bed Bath & Beyond, Inc.	Home Furnishing Retail
Big Lots, Inc.	General Merchandise Stores
Burlington Stores, Inc.	Apparel Retail
Dick's Sporting Goods, Inc.	Specialty Stores
Dollar General Corporation	General Merchandise Stores
Dollar Tree, Inc.	General Merchandise Stores
Foot Locker, Inc.	Apparel Retail
Kohl's Corporation	Department Stores
The Michaels Companies, Inc.	Specialty Stores
Sprouts Farmers Market, Inc.	Food Retail
Target Corporation	General Merchandise Stores
The TJX Companies, Inc.	Apparel Retail
Williams-Sonoma, Inc.	Home Furnishing Retail

In fiscal year 2021, the Compensation Committee considered the pay practices and compensation levels of executives serving in similar positions at the peer group companies when it determined the base salary adjustments, the promotional awards, the change in the target payout levels under our Annual Incentive Plan and the size and mix of equity awards granted to our NEOs, each as described below.

Base Salary

We believe it is important to provide a competitive fixed level of pay to attract and retain experienced and successful executives. Annual base salaries compensate our NEOs for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation.

The following table sets forth fiscal year 2021 and fiscal year 2020 annual base salaries for our NEOs:

Named Executive Officer	Fiscal Year 2021 Base Salary(1)	Fiscal Year 2020 Base Salary(2)	Percentage Change
Bob Eddy	$1,200,000	$ 800,000	50%
Laura Felice	600,000	400,000	50
Paul Cichocki	850,000	750,000	13
Jeff Desroches	600,000	550,000	9
Bill Werner	530,000	385,000	38

(1)	Base salaries for Messrs. Eddy, Cichocki, and Werner and Ms. Felice were effective April 19, 2021 in connection with their respective appointments to their current roles and have been annualized based on such increased amounts. Mr. Desroches base salary was effective April 1, 2021 and has been annualized based on such increased amount.
(2)	Base salaries were effective as of April 1, 2020 for fiscal year 2020 and have been annualized based on such amounts.

The base salaries of our executive officers, including our NEOs, are reviewed periodically by the Compensation Committee and our Chief Executive Officer (except with respect to his own base salary), and adjustments are made as deemed appropriate. In determining the amount of base salary that each NEO receives, we consider the executive’s current compensation, tenure, any change in the executive’s position or responsibilities and the complexity and scope of the executive’s position and responsibilities as compared to those of other executives within the Company and in similar positions at the peer group companies.

The increases to the base salaries of our NEOs for fiscal year 2021 were designed to maintain or establish, as applicable, each NEO’s base salary near the median of his or her counterparty within the peer group companies and were based on the Compensation Committee’s review of the benchmarking data for the peer group companies provided by Exequity. The additional increases in Messrs. Eddy’s, Cichocki’s and Werner’s and Ms. Felice’s base salaries were made based on a review of competitive market data for their respective positions and to reflect their promotions and their responsibilities in their respective new roles.

Annual Incentive Plan Awards

Our Annual Incentive Plan, which became effective on January 29, 2017 (the "Annual Incentive Plan") is designed to reward participants, including our NEOs, for their contributions to the Company based on the achievement of a pre-established company financial metric, Adjusted EBITDA. We use Adjusted EBITDA, which we define as income from continuing operations before interest expense, net, provision (benefit) for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: compensatory payments related to options; stock-based compensation expense; pre-opening expenses; management fees; non-cash rent; strategic consulting; costs related to our IPO and the registered offerings by selling shareholders; club closing and impairment charges; reduction in force severance; gas profit outside of a specific collar and other adjustments as determined by the  Compensation Committee, to set our performance target under the Annual Incentive Plan because we believe it is a key financial metric measuring the progress of our operational strategy. As each NEO’s performance contributes to this metric, we believe it provides a fair and objective basis on which to evaluate each NEO’s performance and to determine each NEO’s annual cash incentive award under the Annual Incentive Plan.

The Compensation Committee established minimum, target range and maximum levels of performance for the Adjusted EBITDA goal shortly after the beginning of fiscal year 2021, based on an assessment of the operating landscape for fiscal year 2021, which may result in variations in these established levels from year to year. Overall, the goals for Adjusted EBITDA for fiscal year 2021 were largely consistent with the prior year, however, slight increases were made to the goals for Adjusted EBITDA for fiscal year 2021 and the Adjusted EBITDA goal for target was changed from a discrete target to a range due to the novel coronavirus (COVID-19) pandemic and goal-setting challenges it has resulted in for compensation. Pursuant to these levels of performance, each NEO could earn 0%, 100% or 200%, respectively, of his or her target annual cash incentive award.

Additionally, the Compensation Committee established an aggregate target amount of the bonus pool for fiscal year 2021 for purposes of determining the impact on each NEO’s cash incentive award of Adjusted EBITDA for fiscal year 2021 being greater than or less than the target performance level (the "Target Bonus Pool"). To the extent Adjusted EBITDA for fiscal year 2021 exceeded the target performance level, then the amount of the actual bonus pool would equal the sum of (i) the Target Bonus Pool and (ii) one-third of the amount by which Adjusted EBITDA for fiscal year 2021 (without taking into account the reduction to Adjusted EBITDA resulting from cash incentive awards above the target awards amounts) exceeded the target performance level. If Adjusted EBITDA for fiscal year 2021 was less than the target performance level, then the amount of the actual bonus pool would be calculated by subtracting (i) an amount equal to one-half of the amount by which the target performance level fell short of the Adjusted EBITDA for fiscal year 2021 (without taking into account the impact to Adjusted EBITDA resulting from cash incentive awards below the target awards amounts) from (ii) the Target Bonus Pool. The amount of each NEO’s annual cash incentive award, as a percentage of the target set for each NEO, is equal to the size of such actual bonus pool as a percentage of the Target Bonus Pool (up to a maximum of 200%).

The table below illustrates the relationship between Adjusted EBITDA for fiscal year 2021, cash incentive awards as a percentage of target performance and the size of the bonus pool, with interpolation applying for amounts between levels, as well as actual performance for fiscal year 2021, the percentage of target earned and the actual bonus pool.

	Adjusted EBITDA	Payout	Bonus Pool
(dollars in millions)
Minimum	$666	0%	$0
Target (Low)	702	100	35
Target (High)	722	100	35
Maximum	794	200	71
Actual	880	200	71

The Compensation Committee determined that Adjusted EBITDA for fiscal year 2021 was greater than the maximum performance level, which resulted in an achievement level of 200%. Additionally, the total bonus pool was correspondingly increased by 1/3 the amount by which Adjusted EBITDA for fiscal year 2021 exceeded the target performance level.

Each NEO's target annual cash incentive award opportunity is expressed as a percentage of his or her base salary in effect at fiscal year-end and is based on peer group benchmark data and the scope of responsibility and impact the executive has on the Company's overall results. In fiscal year 2021, the Compensation Committee maintained each NEO's target payout percentage for his or her fiscal year 2021 award, consistent with fiscal year 2020, with the exception of Mr. Eddy's target payout percentage, which was increased to 150% of his base salary from 110% of his base salary and each of Ms. Felice’s and Mr. Werner’s target payout percentage, which was increased to 70% of their respective base salary from 60% of their respective base salary.

Given the base salary increases as well as the increase to the size of the total bonus pool, however, each NEO's target annual cash incentive award opportunity increased. These increases, as well as the increase in Messrs. Eddy's and Werner’s and Ms. Felice’s target payout percentages, were intended to more closely align each NEO's potential annual total cash compensation with the median of the annual total cash compensation paid to executives with similar roles and responsibilities at the peer group companies.

The following table sets forth fiscal year 2021 target bonuses for each of our NEOs as a percentage of base salary, the percentage of target bonus earned for each NEO as a percentage of base salary and the cash incentive award amounts that were paid to each NEO for fiscal year 2021 based on the achievement of the Adjusted EBITDA goal described above.

Named Executive Officer	Annual Incentive Plan Target Bonus (1)	Annual Incentive Plan Target Bonus	Earned	Cash Incentive Award Amount (2)
Bob Eddy (3)	150%	$1,800,000	300%	$ 3,600,000
Laura Felice (4)	70	420,000	140	840,000
Paul Cichocki (5)	100	850,000	200	1,700,000
Jeff Desroches	70	420,000	140	840,000
Bill Werner(6)	70	371,000	140	742,000

(1)	Fiscal year 2021 was 52 weeks long. Each executive’s target bonus was a percentage of their base salary as of January 29, 2022.
(2)	Cash incentive award amounts earned for fiscal year 2021 were paid in March 2022.
(3)	Mr. Eddy was appointed as the Company’s President and Chief Executive Officer effective April 19, 2021.
(4)	Ms. Felice was appointed as the Company’s Executive Vice President, Chief Financial Officer effective April 19, 2021.
(5)	Mr. Cichocki was appointed as the Company’s Executive Vice President, Chief Commercial Officer effective April 19, 2021.
(6)	Mr. Werner was appointed as the Company’s Executive Vice President, Strategy and Development effective April 19, 2021.

Long-Term Incentive Awards

For fiscal year 2021, each of our NEOs received long-term incentive awards comprised of performance share units and restricted stock awards. We designed these awards primarily to motivate, reward and retain our executive officers in a manner that best aligns their interests with the interests of our shareholders. Our executive officers earn performance share units based on the achievement of pre-defined cumulative adjusted EPS goals over a three-year performance period, determined by the Compensation Committee, and we believe these types of awards provide a direct line of sight for the NEOs between our financial performance and their long-term incentive rewards. Furthermore, the restricted stock component of our long-term incentive awards closely align the incentives provided by these awards with the interests of our shareholders as our executive officers benefit from restricted stock awards when the market price of our common stock increases and all changes to the value of stock, whether positive or negative, directly correspond to those experienced by our shareholders. Therefore, we believe that restricted stock awards and performance share units provide meaningful incentives to our executive officers to achieve increases in the value of our stock over time and are an effective tool for meeting our compensation goals of increasing long-term shareholder value by tying the value of the awards to our future performance and by aligning executive officer compensation with the interests of our shareholders.

Historically, when determining the amount and terms of equity compensation awards, we considered, among other things, market information provided by Exequity, individual performance history, job scope, function, title, outstanding and unvested equity awards and comparable awards granted to other executives at similar levels at the peer group companies. The Compensation Committee has also drawn upon the experience of its members in making such determinations.

Based on these considerations, the Compensation Committee determined not to increase the long-term incentive award amounts for the NEOs for fiscal year 2021. The following table sets forth the types of awards we granted, weighting (based on target value) allocated to each type of award for each of our NEOs and vesting terms of our long-term incentive compensation for fiscal year 2021:

Award Type for NEOs	Weighting	Vesting Terms
Performance share units	50%	Earned based on the achievement of cumulative adjusted EPS growth compared to goals established by the Compensation Committee and vest over the three-year performance period ending on February 3, 2024. The shares earned, if any, will cliff vest as of the end of the performance period, based on continued employment through such date.
Restricted stock	50%	Vest in three equal annual installments commencing on April 1, 2022, subject to continued employment through such dates.

In connection with the transition from non-qualified stock options to performance share units in fiscal year 2020, the Compensation Committee determined, after consideration of retention factors associated with the equity scheduled to vest each year given the new delayed vesting period associated with the performance shares units as opposed to the annual vesting associated with the non-qualified stock options, to grant cash transition awards equivalent to 25% of the annual long-term incentive award grant, with one-third of the cash transition award vesting after one year and the remaining two-thirds of the award vesting the year thereafter. The first cash transition awards were paid in fiscal year 2021.

Performance Share Unit Awards

We granted performance share unit awards to our NEOs in fiscal year 2021 for 50% of their long-term incentive compensation awards. The performance share unit awards may be earned by our NEOs based on cumulative adjusted EPS growth achieved over a three-year performance period from January 30, 2021 to February 3, 2024. Cumulative adjusted EPS means the sum of the earnings per share, determined by the Compensation Committee in its sole discretion in accordance with generally accepted accounting practices in the United States, for each of the three fiscal years in the applicable performance period, adjusted to account for: (i) unusual or one-time items of expense or income, including without limitation, asset impairment charges, charges associated with closing or relocating of a club, charges related to debt refinancing or other capital market transactions; (ii) income or expense related to discontinued operations; (iii) restructuring charges including severance charges related to the restructuring and any other non-recurring or out of period charge as approved by the compensation committee and the tax impact of the foregoing adjustments on net income; (iv) the effects of acquisitions, divestitures, stock split-ups, stock dividends or distributions, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of our common stock; (v) a corporate transaction, such as any merger of the Company with another corporation, any consolidation of the Company and another corporation into another corporation, any separation of the Company or its business units; or (vi) any reorganization of us, or any partial or complete liquidation or sale of all or substantially all of our assets. We use cumulative adjusted EPS to set our performance target under the performance share unit awards because we believe (a) it aligns closely with overall shareholder value and indicates our ability to create the same and (b) it is a metric commonly used by companies in our peer group and in the general industry. As each NEO’s performance contributes to this metric, we believe it provides a fair and objective basis on which to evaluate each NEO’s performance and to determine each NEO’s performance share unit award.

The number of units that will be earned, as a percentage of the of the target number of units granted, will be based on threshold, target range and maximum levels of performance established by the compensation committee shortly after the beginning of fiscal year 2021, based on their assessment of the Company outlook, which may result in variations in these established levels from year to year. As with our Annual Incentive Plan, the adjusted EPS target performance level was changed from a discrete target to a target range due to the novel coronavirus (COVID-19) pandemic and the goal-setting challenges it has resulted in for compensation. If our cumulative adjusted EPS does not equal or exceed the threshold level established, then our NEOs will not be entitled to earn any shares pursuant to these performance share units. To the extent our performance falls between two of the established levels of performance, the percentage earned will be determined based on straight-line interpolation between the percentages that would have been earned for the established levels of performance. Pursuant to these levels of performance, each NEO could earn 50%, 100% or 200%, respectively, of his or her target performance share units. The shares earned, if any, will cliff vest as of the end of the three-year performance period based on continued employment through such date.

The table below illustrates the relationship between level of achievement and the performance share unit awards earned as a percentage of target performance, with interpolation applying for amounts between levels.

	Fiscal Year 2021 Target Amounts
Name	Grant Date Fair Value	(Units) (1)
Bob Eddy	$1,399,997	31,496
Laura Felice (2)	187,490	4,218
Paul Cichocki	1,124,985	25,309
Jeff Desroches	699,998	15,748
Bill Werner (2)	187,490	4,218

(1)	The target number of units granted to each of our NEOs was determined based on the target dollar value divided by the estimated grant date fair value per unit which was determined by using the fair market value of our common stock on the grant date, which was $44.45.
(2)	Ms. Felice’s and Mr. Werner’s long-term incentive award amounts for fiscal year 2021 consisted of a 25% weighting of performance share unit awards for fiscal year 2021.

Restricted Stock Awards

We also granted restricted stock awards to our NEOs for fiscal year 2021. These awards comprise 50% of their long-term incentive compensation awards and vest in three equal annual installments commencing on April 1, 2022, subject to continued employment through such dates. The following table sets forth the restricted stock awards granted to each of our NEOs for fiscal year 2021.

	Fiscal Year 2021 Restricted Stock Awards
Name	Grant Date Fair Value	Share (#)
Bob Eddy	$1,399,997	31,496
Laura Felice (1)	562,470	12,654
Paul Cichocki	1,124,985	25,309
Jeff Desroches	699,999	15,748
Bill Werner (1)	562,470	12,654

(1)	Ms. Felice’s and Mr. Werner’s long-term incentive award amounts for fiscal year 2021 consisted of a 75% weighting of restricted stock awards.

Promotion Awards

In connection with the promotions of Mr. Eddy, Ms. Felice, Mr. Cichocki and Mr. Werner, each of which were effective April 19, 2021, the Compensation Committee approved awards of performance-based restricted stock units (each a “PSU Promotion Award”) and awards of restricted stock (“Restricted Stock Promotion Awards”) pursuant to the 2018 Plan.

PSU Promotion Awards

The PSU Promotion Awards are subject to the same performance-based vesting hurdles as the performance share units granted to NEOs for fiscal year 2021, which are based on achievement of cumulative adjusted EPS growth during fiscal years 2021, 2022 and 2023, subject to continued employment through such dates. The number of restricted stock units that may be earned pursuant to the PSU Promotion Award range from 50%-200% of the target amount based on the same performance levels as the performance share units granted to NEOs for fiscal year 2021. None of the performance share units will be earned if the minimum performance-based vesting hurdle is not achieved. See “—Performance Share Unit Awards” above for additional information.

The table below illustrates the relationship between level of achievement and the PSU Promotion Award earned as a percentage of target performance, with interpolation applying for amounts between levels.

	PSU Promotion Award Target Amounts
Name	Value	Units(1)
Bob Eddy(2)	$6,599,967	149,863
Laura Felice	224,957	5,108
Paul Cichocki	124,986	2,838
Bill Werner	174,971	3,973

(1)	The target number of units granted to each of our NEOs set forth in the above table was determined based on the target dollar value divided by the estimated grant date fair value per unit, which was determined using the fair market value of the Company’s common stock on the grant date, which was $44.04.
(2)	Represents a promotion award of $1,600,000 and a separate Chief Executive Officer award of $5,000,000.

Restricted Stock Promotion Awards

The Restricted Stock Promotion Awards vest in three equal annual installments commencing on April 1, 2022, subject to continued employment through such dates. The following table sets forth the Restricted Stock Promotion Awards granted to each of the NEOs set forth therein.

	Fiscal Year 2020 Restricted Stock Awards
Name	Value	Shares(1)
Bob Eddy	$1,599,973	36,330
Laura Felice	224,956	5,108
Paul Cichocki	124,985	2,838
Bill Werner	174,971	3,973

(1)	The target number of shares granted to each of our NEOs set forth in the above table was determined based on the target dollar value divided by the estimated grant date fair value per share, which was determined using the fair market value of the Company’s common stock on the grant date, which was $44.04.

In connection with Mr. Werner’s leadership with the strategic evaluation of the Company’s co-branded credit card program (“Co-Brand Initiative”), he received a grant of performance share units, with a target fair market value of $1,199,954 (the “Performance Award”) as well as a restricted stock award of 5,174 shares, with a fair market value of $299,988 on the grant date (the “RSA”), with one-third of the RSA scheduled to vest on each September 25, 2022, 2023 and 2024, subject to continued employment with us through such dates. 50% of the Performance Award may vest on each of September 2025 or September 2026, subject to Mr. Werner’s continued service through the end of the applicable performance period and the co-brand spend during such performance period (“the “Performance Target”). The Compensation Committee shall determine the achievement of the performance goals within the 90-day period following the end of the performance period (such date, the “Determination Date”). If the Performance Target is not achieved, 50% of the applicable tranche of the Performance Award may vest if the co-brand spend during the applicable performance period is at least 90% of the Performance Target (the “Floor”) and up to 200% of the shares subject to the Performance Award may vest upon the achievement of 110% of the Performance Target during the applicable performance year (the “Maximum”). Achievement of co-brand spend between the Floor, Performance Target and Maximum levels are determined by linear interpolation, provided that if co-brand spend is less than the Floor, no shares under the applicable Performance Award tranche shall vest. The number of shares subject to the RSA were determined by dividing $299,988 by the per share closing price of the common stock on the grant date.

Other Compensation Components

401(k) Plan

We have established a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the prescribed annual limit, and contribute these amounts to the 401(k) plan. This plan provides for Company matching contributions of 50% of the first 6% of an employee’s covered compensation.

Executive Retirement Plan

We maintain an executive retirement plan (the “Executive Retirement Plan”) in which a select group of our management and highly compensated employees are eligible to participate. Participants are selected by the Compensation Committee and are entitled to company contributions within 60 days of fiscal year end under the plan (the “Annual Retirement Contribution”) if they are actively employed by the Company on the last day of a plan year or if they are terminated prior to the end of the plan year due to (i) retirement on or after the attainment of age 55 or (ii) disability. Each year the Company makes an Annual Retirement Contribution to each participant under this plan with at least four years of credited service in an amount equal to at least 3% of the participant’s after-tax base salary earned for such year. For fiscal year 2021, we made a contribution of 5% of each NEO’s base salary, consistent with prior years. Annual Retirement Contributions to participants with at least four years of service are considered taxable income to the participants, and we make an additional tax gross-up contribution to each of these participants each year. For participants with less than four years of service by the end of the applicable plan year, the participant will accrue the right to an Annual Retirement Contribution each year, and, subject to continued employment, in the plan year in which the participant is first credited with four years of service, the Company will make an aggregate retirement contribution on behalf of the participant equal to the amount of the Annual Retirement Contribution for the applicable plan year and the previous three plan years (along with a tax gross-up contribution). Notwithstanding the foregoing, we have elected to make Annual Retirement Contributions on behalf of Mr. Cichocki though he has not yet achieved four years of credited service. If the employment of Mr. Cichocki is terminated prior to achieving four years of credited service, he will forfeit any Company contributions made under the plan. Tax gross up payments will be made to Mr. Cichocki when he achieves four years of credited service. Upon a change of control, each participant with less than four years of credited service will become fully vested in any benefit accrued under the plan, and each participant will receive an Annual Retirement Contribution for the year in which the change of control occurs.

Participants generally may elect to invest their balance under the Executive Retirement Plan in a variety of different tax-deferred investment vehicles. However, the Company selects the investments with respect to Annual Retirement Contributions made on behalf of Mr. Cichocki since he has not yet achieved four years of credited service.

Employee Benefits and Perquisites

Additional benefits received by our employees, including our NEOs, include medical and dental benefits, flexible spending accounts, short-term and long-term disability insurance and accidental death and dismemberment insurance. We also provide basic life insurance coverage to our employees, as well as executive life insurance to certain key executives, including our NEOs. We reimburse certain financial counseling and estate planning expenses for certain executives, including our NEOs. We believe providing such perquisites enables us to provide a competitive package that allows us to attract and retain top talent.

In addition, Mr. Eddy is provided an allowance to use Company aircraft for personal use. We have a written policy that sets forth guidelines and procedures regarding personal use of Company aircraft. Mr. Eddy (and immediate family members traveling with him) may use our Company aircraft for up to $200,000 per calendar year of personal flight time. We do not reimburse for taxes relating to any imputed income for his personal travel and the personal travel of his family members when they are accompanying him. For fiscal year 2021, the aggregate incremental cost of Mr. Eddy’s personal use of Company aircraft was $48,151. Such aggregate incremental cost of the personal use of our Company aircraft reflects the marginal incremental private plane charter costs to the Company and excludes any fixed contract costs.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

We do not view perquisites, other than the use of Company aircraft as discussed above, or other personal benefits as a significant component of our executive compensation program. We view the personal use of a Company aircraft to be a significant benefit that assists us in attracting and retaining top talent while allowing our executives to serve the Company without personal travel related distractions. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits for our NEOs will be approved and subject to periodic review by the Compensation Committee and we do not expect such perquisites to become a significant component of our compensation program.

Severance and Change in Control Benefits

We have entered into employment agreements with each of our NEOs and believe that it is in the best interests of our shareholders to extend the severance benefits set forth therein to our executives to reinforce and encourage retention and focus on shareholder value creation without distraction. In determining the appropriate severance entitlements to provide our NEOs, we looked to general market trends in consultation with our compensation consultant. The material elements of these employment agreements are summarized below under “—Fiscal Year 2021 Compensation for Chief Executive Officer” and “—Employment Agreements and Potential Payments Upon Termination or Change in Control.”

Executive Stock Ownership Guidelines

In order to complement our compensation programs and further align the interests of our NEOs with those of our shareholders, our Board of Directors adopted Executive Stock Ownership Guidelines pursuant to which (i) our Chief Executive Officer is required to own equity in the Company equal to at least five times his annual base salary, (ii) each Executive Vice President is required to own equity in the Company equal to at least three times his or her annual base salary and (iii) each Senior Vice President is required to own equity in the Company equal to at least one times his or her annual base salary. Please see the disclosure under “—Director and Executive Stock Ownership Guidelines” for more information.

Additional Information

Anti-Hedging and Anti-Pledging Policy

None of our NEOs has engaged in any hedging transactions with respect to our common stock or pledged any of his or her shares of common stock in the Company. Additionally, our Board of Directors adopted an insider trading compliance policy, which applies to all of our Directors, officers and certain designated employees. The policy prohibits our Directors, officers and certain designated employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, short sales and transactions in publicly traded options, such as puts, calls and other derivatives involving our equity securities and also prohibits the pledging of the Company’s securities as collateral to secure loans.

Clawback Policy

We have adopted a clawback policy that allows the Company to recoup cash and equity incentive compensation paid to, earned by or granted to our executive officers during the three completed fiscal years preceding the publication of a restatement of the Company’s financial statements if the financial results that are the subject of a restatement had been materially misstated due to an act of embezzlement, fraud, intentional misconduct or breach of fiduciary duty by any of our executive officers. In such circumstances, the Company may recoup the amount of cash and equity incentive compensation that was paid, earned or granted as a result of the incorrectly reported financial results of the Company that were the subject of the restatement that would not have been paid, earned or granted, as applicable, if determined based on the financial results of the Company set forth or reflected in the Company’s restated financial statements. Our clawback policy applies to all incentive compensation approved or awarded on or after March 3, 2020.

Modification of Equity Award Agreements

In April 2021, following the unexpected passing of Mr. Delaney, the Company reviewed its policy for the treatment of outstanding equity upon termination by reason of death or disability. In connection with this review, the Compensation Committee considered, in consultation with Exequity, data regarding prevalent market practices, including through a review of its peer group’s practices, and determined that the Company’s then current treatment of equity upon death or disability was less favorable than typical market practices. Accordingly, the Compensation Committee determined to modify Mr. Delaney’s awards, and to amend all other outstanding equity award agreements, to provide for, upon termination due to death or disability, as applicable: (i) full vesting of all time-based awards, including restricted stock awards and stock options, (ii) pro-rata vesting of all performance-based awards, including performance share units, based on actual performance as of the end of the applicable performance period, pro-rated based on the period of employment during the applicable performance period, and (iii) the extension of the post-termination exercise window for vested stock options from 90 days to three years. For Mr. Delaney’s estate, these modifications were subject to execution of a release of claims in favor of the Company. In adjusting the treatment of outstanding equity upon termination by reason of death or disability, and modifying Mr. Delaney’s awards, the Compensation Committee intended to position the Company competitively with the market in order to better attract and retain equity-eligible employees and executives as well as to provide a post-termination exercise window that is sufficient to allow for the settlement of outstanding options prior to any court proceedings that may be required with respect to the award recipient’s estate.

Compensation of Mr. Delaney

Mr. Delaney’s annual base salary during fiscal year 2021 was $1,230,000 and his target annual cash incentive award was $1,845,000, which was structured in the same manner as the target annual cash incentive awards for our NEOs. In addition, prior to his passing, Mr. Delaney received long-term incentive awards with a target value of $7,125,000, which were comprised of performance share units (with respect to 50% of the target value) and restricted stock (with respect to 50% of the target value) structured in the same manner as the awards received by our NEOs. Mr. Delaney’s base salary, target annual cash incentive award and target long-term incentive awards for fiscal year 2021 were determined based on the same considerations as those for the same type of compensation received by our NEOs for fiscal year 2021. Mr. Delaney’s salary earned through April 8, 2021 was paid to his estate. Mr. Delaney was not eligible to receive his full annual cash incentive award as his employment with the Company ceased during 2021. Mr. Delaney received a pro-rated annual cash incentive award through April 8, 2021.

In connection with Mr. Delaney’s passing, the Compensation Committee approved the modifications to his outstanding equity awards as described above under “—Compensation Discussion and Analysis—Modification of Equity Award Agreements,” which resulted in the accelerated vesting of 202,731 shares of restricted stock and 74,060 stock options with a weighted average exercise price of $20.89 that had been previously granted. As a result of these modifications, his estate also retained the right to earn up to 135,257 performance share unit awards that were originally granted in fiscal year 2020, and 4,921 performance share unit awards that were originally granted in fiscal year 2021, each of which represent a pro rata portion of the performance share unit awards originally granted prorated based on that portion of the performance period for each award during which Mr. Delaney was employed by us. No changes were made to the performance-based vesting criteria of these awards and, as a result, the percentage of the pro rata portion of these performance share units that will be earned, if any, will be determined in the same manner and using the same performance criteria as were originally established for the performance share units. These modifications resulted in an aggregate increase in the incremental fair value of those awards for accounting purposes of approximately $17,500,000.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), disallows a tax deduction to any publicly-held corporation for any individual remuneration in excess of $1 million paid in any taxable year to certain “covered employees.” We expect to be eligible for transition relief from the Section 162(m) deduction limitation that should generally extend until our 2022 Annual Meeting of Shareholders.

To the extent that this transition relief expires or is otherwise unavailable, we expect that the Compensation Committee will consider the potential future effects of Section 162(m) on the deductibility of executive compensation paid to our NEOs. As such, in approving the amount and form of compensation for our NEOs in the future, the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). In appropriate circumstances, however, the Compensation Committee may implement programs that recognize a full range of criteria important to our success and to ensure that our executive officers are compensated in a manner consistent with our best interests and those of our shareholders, even where the compensation paid under such programs may not be deductible under Section 162(m) of the Internal Revenue Code.

Section 280G of the Internal Revenue Code

Section 280G of the Internal Revenue Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Internal Revenue Code imposes a 20% penalty on the individual receiving the excess payment. Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code requires that “non-qualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table

The table below sets forth the compensation earned by or paid to our NEOs for fiscal year 2021, fiscal year 2020 and fiscal year 2019 presented in accordance with SEC rules. Ms. Felice and Mr. Werner were not NEOs in fiscal year 2019 and fiscal year 2020. Messrs. Cichocki and Desroches were not NEOs in fiscal year 2019.

Fiscal Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Bob Eddy (5) President and Chief Executive Officer
2021	$1,116,355	$466,667(6)	$10,999,934	$—	$3,600,000	$157,590	$16,340,546
2020	796,154	—	2,799,968	—	1,760,000	113,031	5,469,153
2019	767,308	—	3,599,963	637,074	592,875	124,714	5,721,934
Laura Felice (7) Executive Vice President, Chief Financial Officer
2021	$550,780	$—	$1,199,873	$—	$840,000	$43,275	$2,633,928
2020	—	—	—	—	—	—	—
2019	—	—	—	—	—	—	—
Paul Cichocki (8) Executive Vice President, Chief Commercial Officer
2021	$829,816	$—	$2,499,941	$—	$1,700,000	$7,825	$5,037,582
2020	628,847	400,000(9)	3,749,971	1,105,700	1,256,869	2,576	7,143,963
2019	—	—	—	—	—	—	—
Jeff Desroches Executive Vice President, Chief Operations Officer
2021	$591,357	$233,333(6)	$1,399,997	$—	$840,000	$78,084	$3,142,771
2020	546,154	—	1,399,959	—	770,000	78,573	2,794,686
2019	—	—	—	—	—	—	—
Bill Werner Executive Vice President, Strategy & Development
2021	$500,484	$—	$2,599,845	$—	$742,000	$69,267	$3,911,596
2020	—	—	—	—	—	—	—
2019	—	—	—	—	—	—	—
Lee Delaney Former President, Chief Executive Officer
2021	$231,346(10)	$—	$21,275,695(11)	$—	$—	$118,979	$21,626,020
2020	1,200,000	—	10,999,950	—	3,600,000	357,300	16,157,250
2019	834,615	—	2,249,992	682,582	717,188	13,156	4,497,533

(1)	This amount reflects salary earned during the fiscal year, including any salary adjustments made during the fiscal year.
(2)	Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted in the respective fiscal year computed in accordance with ASC Topic 718. Please see “—Compensation Discussion and Analysis—Tax and Accounting Considerations—Accounting for Stock-Based Compensation” for further information regarding the calculation of these awards. The assumptions made calculating the grant date fair value of the option awards granted in each respective year are found in Note 9 (Stock Incentive Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 29, 2022. The grant date fair value of the restricted stock awards granted during each respective year was calculated as the closing price per share of our common stock on the NYSE on the applicable date of grant multiplied by the number of shares granted. The grant date fair value of PSUs is reported based on the probable outcome of the performance conditions (target) on the grant date. Assuming performance at the maximum (200%) payout level, the value of PSUs granted in fiscal 2021 was: Mr. Eddy, $15,999,927; Ms. Felice, $824,893; Mr. Cichocki, $2,499,941; Mr. Desroches, $1,399,997; Mr. Werner, $3,124,830; and Mr. Delaney $437,477. The value of the options, restricted stock awards and performance stock units granted to our NEOs for fiscal year 2021 is reflected in the Fiscal Year 2021 Grants of Plan-Based Awards table below.
(3)	Amounts reported reflect annual cash incentive awards earned by our NEO’s pursuant to our Annual Incentive Plan related to the respective year’s performance, which was paid in March of the following year. Please see “—Compensation Discussion and Analysis—Annual Incentive Plan Awards” for further information regarding the Annual Incentive Plan and our annual cash incentive awards.
(4)	All Other Compensation for fiscal year 2021 has been further explained in the table below.
(5)	During fiscal year 2020, Mr. Eddy served as our Executive Vice President, Chief Financial and Administrative Officer and as our principal financial officer. He was appointed as President and Chief Executive Officer on April 19, 2021.
(6)	This amount reflects a cash transition award granted in fiscal year 2021. Please see ““—Compensation Discussion and Analysis—Long-Term Incentive Awards” for further information regarding cash transition awards.
(7)	Ms. Felice was appointed as Executive Vice President, Chief Financial Officer on April 19, 2021 and as our principal financial officer.
(8)	Mr. Cichocki was appointed as the Company’s Executive Vice President, Membership, Analytics and Business Transformation effective April 1, 2020. On April 19, 2021, he was appointed as the Company’s Executive Vice President, Chief Commercial Officer.
(9)	This amount reflects a one-time sign on cash bonus paid to Mr. Cichocki as set forth in his employment agreement.
(10)	Represents base salary earned as President and Chief Executive Officer prior to Mr. Delaney’s passing on April 8, 2021.
(11)	In connection with Mr. Delaney’s passing, the Compensation Committee approved the modification of his outstanding equity awards as described under “—Compensation Discussion and Analysis—Modification of Equity Award Agreements and “—Compensation Discussion and Analysis—Compensation of Mr. Delaney.” Accordingly, the amounts set forth in the Stock Awards column for 2021 for Mr. Delaney include approximately $17,500,000, representing the incremental fair value (calculated pursuant to FASB ASC Topic 718) relating to the modification of these awards. The assumptions made in calculating the grant date fair value of the modification of these equity awards are found in Note [10] (Stock Incentive Plan) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 29, 2022. The grant date fair value attributable to the modification of the performance share unit awards is reported based on the probable outcome of the performance conditions on the date of the modification. Assuming performance at the maximum, the grant date fair value attributable to the modification of these awards would have been approximately $12,200,000.

All Other Compensation for Fiscal Year 2021

Name	Executive Retirement Plan Company Contributions (1)	Tax Gross Ups (2)	Employer 401(k) Matching Contributions (3)	Financial Planning	Executive Life Insurance Contributions	Other (4)	Total
Bob Eddy	$41,237	$30,480	$4,506	$—	$7,323	$74,044	$157,590
Laura Felice	18,557	13,716	8,239	—	975	1,788	43,275
Paul Cichocki	—	—	—	—	3,531	4,295	7,826
Jeff Desroches	28,351	20,955	5,666	—	4,738	18,375	78,085
Bill Werner	19,845	14,668	8,004	—	2,263	24,486	69,266
Lee Delaney	61,856	45,720	8,481	—	1,327	1,596	118,980

(1)	We contribute to the Executive Retirement Plan for certain of our NEOs. This amount reflects the Company contribution to the Executive Retirement Plan. Under the Executive Retirement Plan, we fund annual retirement contributions of a certain percentage of the designated participant's base salary in contribution accounts, in which participants become vested after four fiscal years of service.
(2)	Amounts reflect tax gross-ups provided under our Executive Retirement Plan.
(3)	Our 401(k) plan provides for Company matching contributions of 50% of the first 6% of an employee’s covered compensation. Company matching contributions vest ratably over an employee’s first four years of employment.
(4)	Amounts include use of a private plane (for Mr. Eddy in the amount of $48,151), car allowance (for Messrs. Eddy, Desroches and Werner in the amount of $15,374 each) tax preparation services, installation, service and monitoring costs of security alarms, and other immaterial miscellaneous income. Though we do not consider the security costs to be personal benefits since these costs arise from the nature of the employee’s employment by the Company, the disclosure regulations require certain security costs to be reported as personal benefits.

Grants of Plan-Based Awards in Fiscal Year 2021

The following table sets forth information regarding grants of plan-based awards made to our NEOs during fiscal year 2021:

Name	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Bob Eddy (4)		$—	$1,800,000	$3,600,000	—	—	—	—	—	$—	$—
	4/01/2021	—	—	—	—	—	—	31,496 (3)	—	—	1,399,997
	4/01/2021	—	—	—	15,748	31,496	62,992 (7)	—	—	—	1,399,997
	4/20/2021	—	—	—	—	—	—	36,330 (5)	—	—	1,599,973
	4/20/2021	—	—	—	18,165	36,330	72,660 (8)	—	—	—	1,599,973
	4/20/2021	—	—	—	56,767	113,533	227,066 (9)	—	—	—	4,999,993
Laura Felice (4)		—	420,000	840,000	—	—	—	—	—	—	—
	4/01/2021	—	—	—	—	—	—	12,654 (3)	—	—	562,470
	4/01/2021	—	—	—	2,109	4,218	8,436 (7)	—	—	—	187,490
	4/20/2021	—	—	—	—	—	—	5,108 (5)	—	—	224,956
	4/20/2021	—	—	—	2,554	5,108	10,216 (8)	—	—	—	224,956
Paul Cichocki (4)		—	850,000	1,700,000	—	—	—	—	—	—	—
	4/01/2021	—	—	—	—	—	—	25,309 (3)	—	—	1,124,985
	4/01/2021	—	—	—	12,655	25,309	50,618 (7)	—	—	—	1,124,985
	4/20/2021	—	—	—	—	—	—	2,838 (5)	—	—	124,986
	4/20/2021	—	—	—	1,419	2,838	5,676 (8)	—	—	—	124,986
Jeff Desroches		—	420,000	840,000	—	—	—	—	—	—	—
	4/01/2021	—	—	—	—	—	—	15,748 (3)	—	—	699,999
	4/01/2021	—	—	—	7,874	15,748	31,496 (7)	—	—	—	699,999
Bill Werner (4)		—	371,000	742,000	—	—	—	—	—	—	—
	4/01/2021	—	—	—	—	—	—	12,654 (3)	—	—	562,470
	4/01/2021	—	—	—	2,109	4,218	8,436 (7)	—	—	—	187,490
	4/20/2021	—	—	—	—	—	—	3,973 (5)	—	—	174,971
	4/20/2021	—	—	—	1,987	3,973	7,946 (8)	—	—	—	174,971
	9/27/2021	—	—	—	—	—	—	5,174 (6)	—	—	299,989
	9/27/2021	—	—	—	10,348	20,696	41,392 (10)	—	—	—	1,199,954
Lee Delaney		—	344,670	689,340	—	—	—	—	—	—	—
	4/01/2021	—	—	—	—	—	—	80,146 (3)	—	—	3,562,490
	4/01/2021	—	—	—	2,461	4,921	9,842 (7)	—	—	—	218,738

(1)	Reflects the possible payouts of annual cash incentive compensation pursuant to the Annual Incentive Plan. The actual amounts that were paid are set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above. See also, "—Compensation Discussion and Analysis—Annual Incentive Plan Awards".
(2)	Amounts represent the grant date fair value of each award granted in fiscal year 2021 computed in accordance with ASC Topic 718. Please see "—Compensation Discussion and Analysis—Tax and Accounting Considerations—Accounting for Stock-Based Compensation" for further information regarding the calculation of these awards.
(3)	Represents shares of restricted stock granted as incentive compensation for fiscal year 2021. The shares granted to the NEOs are subject to vesting in equal installments on each of April 1, 2022, 2023 and 2024, subject to continued employment through such dates.
(4)	On April 19, 2021, Mr. Eddy was appointed as the Company’s President and Chief Executive Officer of the Company; Ms. Felice was appointed as the Company’s Executive Vice President, Chief Financial Officer, Mr. Cichocki was appointed as the Company’s Executive Vice President, Chief Commercial Officer and Mr. Werner was appointed as the Company’s Executive Vice President, Strategy and Development.
(5)	Represents shares of restricted stock granted in connection with the April 19, 2021 promotions of Mr. Eddy, Ms. Felice and Mes0srs. Cichocki, and Werner.
(6)	Represents shares of restricted stock granted to Mr. Werner for his leadership on the Company’s Co-Brand Initiative.
(7)	Represents performance share units granted as incentive compensation for fiscal year 2021. The performance share units granted to the NEOs are earned based on performance-based vesting hurdles, which are based on the achievement of cumulative adjusted EPS growth during fiscal years 2021, 2022 and 2023, with the shares earned, if any, also subject to vesting based on continued employment through the end of such three-year performance period.
(8)	Represents performance share units granted in connection with the April 19, 2021 promotions of Mr. Eddy, Ms. Felice and Messrs. Cichocki and Werner. The performance share units granted are earned based on performance-based vesting hurdles, which are based on the achievement of cumulative adjusted EPS growth during fiscal years 2021, 2022 and 2023, with the shares earned, if any, also subject to vesting based on continued employment through the end of such three-year performance period.
(9)	Mr. Eddy received a second performance share unit grant in connection with his April 19, 2021 promotion to President and Chief Executive Officer. The performance share units granted are earned based on performance-based vesting hurdles, which are based on the achievement of cumulative adjusted EPS growth during fiscal years 2021, 2022 and 2023, with the shares earned, if any, also subject to vesting based on continued employment through the end of such three-year performance period.
(10)	Represents performance share units granted to Mr. Werner in connection with his leadership on the Company’s Co-Brand Initiative. Please see the “Promotion Awards” section above for further information regarding this award.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and Fiscal Year 2021 Grants of Plan-Based Awards table was paid or awarded, are described above under "—Compensation Discussion and Analysis."

In fiscal year 2021, we granted restricted stock awards and performance share unit awards to each of our NEOs. Additional awards of restricted stock and performance share units were granted to Mr. Eddy, Ms. Felice and Messrs. Cichocki and Werner in connection with their respective promotions on April 19, 2021. Mr. Werner also received an additional grant of performance share units for his leadership on the Company’s Co-Brand Initiative. All awards were granted pursuant to the 2018 Plan, as described in the Fiscal Year 2021 Grants of Plan-Based Awards table. The vesting of each award is subject to acceleration and post-termination exercisability in connection with the death or disability of the NEO as described above under “—Compensation Discussion and Analysis—Modification of Equity Award Agreements,” as well as certain termination triggering events described below under “—Employment Agreements and Potential Payments Upon Termination or Change in Control.” To the extent we pay dividends in the future, dividends otherwise payable with respect to unvested shares of restricted stock will be retained by us and will only be paid if and when the underlying shares of restricted stock vest.

The terms of the employment agreements that we have entered into with our NEOs are described below under “—Employment Agreements and Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity incentive plan awards held by our NEOs as of January 29, 2022:

Name	Options Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Bob Eddy	525,000	—	$17.00	6/27/2028	25,372 (5)	$1,469,799	111,686 (12)	$3,234,984
	50,742	25,372 (2)	27.59	4/01/2029	27,891(6)	1,615,725	31,496 (13)	1,824,563
	—	—	—	—	37,229 (8)	2,156,675	36,330 (14)	2,104,596
	—	—	—	—	31,496 (9)	1,824,563	113,533 (14)	6,576,966
	—	—	—	—	36,330 (10)	2,104,596	—	—
Laura Felice	39,141	—	7.00	12/08/2026	6,797 (5)	393,750	4,218 (13)	244,348
	70,315	—	17.00	6/27/2028	14,958 (8)	866,516	5,108 (15)	295,906
	13,590	6,797 (2)	27.59	4/01/2029	12,654 (9)	733,046	—	—
	7,479	14,958 (3)	25.07	4/01/2030	5,108 (10)	295,906	—	—
Paul Cichocki	89,748	89,749 (4)	25.07	4/01/2030	29,916 (7)	1,733,033	89,748 (12)	2,599,550
	—	—	—	—	29,916 (8)	1,733,033	25,309 (13)	1,466,150
	—	—	—	—	25,309 (9)	1,466,150	2,838 (15)	164,405
	—	—	—	—	2,838 (10)	164,405	—	—
	103,250	—	17.00	6/27/2028	12,687 (5)	734,957	155,842 (12)	1,617,463
Jeff Desroches	25,370	12,687 (2)	27.59	4/01/2029	18,614 (8)	1,078,309	15,748 (13)	912,281
	—	—	—	—	15,748 (9)	912,281	—	—
Bill Werner	70,315	—	17.00	6/27/2028	6,797 (5)	393,750	4,218 (13)	244,348
	13,590	6,797 (2)	27.59	4/01/2029	14,958 (8)	866,516	3,973 (15)	230,155
	7,479	14,958 (3)	25.07	4/01/2030	12,654 (9)	733,046	20,696 (16)	1,198,919
	—	—	—	—	3,973 (10)	230,155	—	—
	—	—	—	—	5,174 (11)	299,729	—	—
Lee Delaney	—	—	—	—	—	—	87,984(17)	5,091,699
	—	—	—	—	—	—	47,273(17)	2,738,525
	—	—	—	—	—	—	4,921(17)	285,074

(1)	Market values reflect the closing price of our common stock on the NYSE on January 28, 2022 (the last business day of fiscal year 2021), which was $57.93.
(2)	Represents unexercisable portion of option awards granted for fiscal year 2019, with one-third having vested and become exercisable on each of April 1, 2020 and 2021 and one-third scheduled to vest and become exercisable on April 1, 2022, subject to continued employment with us through such dates.
(3)	Represents unexercisable portion of option awards granted for fiscal year 2020, with one-third having vested and become exercisable on April 1, 2021 and one-third scheduled to vest and become exercisable on each of April 1, 2022 and 2023, subject to continued employment with us through such dates.
(4)	Represents unvested portion of options granted in connection with Mr. Cichocki’s commencement of employment with one-half having vested and become exercisable on April 1, 2021 and one-half scheduled to vest and become exercisable on April 1, 2022, subjected to continued employment with us through such dates.
(5)	Represents unvested portion of restricted stock awards granted for fiscal year 2019, with one-third having vested on each of April 1, 2020 and 2021 and one-third scheduled to vest on April 1, 2022, subject to continued employment with us through such dates.
(6)	Represents unvested portion of restricted stock awards granted for as a retention bonus, with one-half having vested on September 16, 2021 and one-half scheduled to vest on September 16, 2022, subject to continued employment with us through such dates.
(7)	Represents unvested portion of restricted stock award granted in connection with Mr. Cichocki’s commencement of employment with one-half having vested on April 1, 2021 and one-half scheduled to vest on April 1, 2022, subject to continued employment with us through such dates.
(8)	Represents unvested portion of restricted stock awards granted for fiscal year 2020, with one-third having vested on April 1, 2021 and one-third scheduled to vest on each of April 1, 2022 and 2023, subject to continued employment with us through such dates.
(9)	Represents unvested portion of restricted stock awards granted for fiscal year 2021, with one-third scheduled to vest on each of April 1, 2022, 2023 and 2024, subject to continued employment with us through such dates.

(10)	Represents unvested portion of restricted stock award granted in connection with promotions for Mr. Eddy to President and Chief Executive Officer; Ms. Felice to Executive Vice President, Chief Financial Officer; Mr. Cichocki to Executive Vice President, Chief Commercial Officer; and Mr. Werner to Executive Vice President, Strategy and Development, with one-third scheduled to vest on each of April 1, 2022, 2023 and 2024, subject to continued employment with us through such dates.
(11)	Represents unexercisable portion of option awards granted for fiscal year 2019, with one-third having vested and become exercisable on each of April 1, 2020 and 2021 and one-third scheduled to vest and become exercisable on April 1, 2022, subject to continued employment with us through such dates.
(12)	Represents performance share units granted in fiscal year 2020, which provided our NEOs the ability to earn and receive shares of common stock equal to between 50% and 200% of the number of performance share units subject to the award after the end of the three-year performance period that began on February 2, 2020 to January 28, 2023, based on the achievement of cumulative adjusted EPS growth over such performance period, with the shares earned, if any, also subject to vesting based on continued employment through the end of such three-year performance period. Assuming our relative performance for the three-year performance period through the end of fiscal year 2021, these awards would have been earned at a level of maximum performance. In accordance with SEC rules, these awards are reflected in the table as maximum performance (i.e., 200% of the target amount).
(13)	Represents performance share units granted in fiscal year 2021, which provided our NEOs the ability to earn and receive shares of common stock equal to between 50% and 200% of the number of performance share units subject to the award after the end of the three-year performance period that began on January 30, 2021 to February 3, 2024 achievement of cumulative adjusted EPS growth over such performance period, with the shares earned, if any, also subject to vesting based on continued employment through the end of such three-year performance period. Assuming our relative performance for the three-year performance period through the end of fiscal year 2021, these awards would have been earned at a level of maximum performance.
(14)	Represents performance share units granted to Mr. Eddy in connection with his promotion to President and Chief Executive Officer of the Company, effective April 19, 2021, which provided Mr. Eddy with the ability to earn and receive shares of common stock equal to between 50% and 200% of the number of performance share units subject to the award after the end of the three-year performance period that began on January 30, 2021 to February 3, 2024, based on the achievement of cumulative adjusted EPS growth over such performance period, with the shares earned, if any, also subject to vesting based on continued employment, with one-third of the number of performance share units earned based on the achievement of the performance-based vesting hurdles vesting at the end of the fiscal years ending in 2024, 2025 and 2026, subject to continued employment through such dates. Assuming our relative performance for the three-year performance period through the end of fiscal year 2021, these awards would have been earned at a level of maximum performance.
(15)	Represents performance share units granted in fiscal year 2021 in connection with promotions for Ms. Felice to Executive Vice President, Chief Financial Officer; Mr. Cichocki to Executive Vice President, Chief Commercial Officer; and Mr. Werner to Executive Vice President, Strategy and Development, which provided them the ability to earn and receive shares of common stock equal to between 50% and 200% of the number of performance share units subject to the award after the end of the three-year performance period that began on January 30, 2021 to February 3, 2024 based on the achievement of cumulative adjusted EPS growth over such performance period, with the shares earned, if any, also subject to vesting based on continued employment through the end of such three-year performance period. Assuming our relative performance for the three-year performance period through the end of fiscal year 2021, these awards would have been earned at a level of maximum performance.
(16)	Represents performance share units granted in fiscal year 2021 in connection with Mr. Werner’s leadership on the Company’s Co-Brand Initiative. Please see “Promotion Awards” section above for performance conditions of this award.
(17)	Awards granted to Mr. Delaney on March 12, 2020 and April 1, 2020 are currently projected to vest at 200% and the third award granted on April 1, 2021 is projected to vest at 100% of the original award amounts, respectively, but the amount of shares being awards was pro-rated based on Mr. Delaney’s time of service over each of the three-year periods.

Fiscal Year 2021 Option Exercises and Stock Vested

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our NEOs in fiscal year 2021 and the aggregate number of shares of restricted stock that vested in fiscal year 2021. The value realized on exercise of options is the product of (1) fair market value of a share of our common stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of common stock underlying the exercised options. The value realized on vesting of stock awards is the product of (i) the closing price of our common stock on the NYSE on the vesting date (or, if there were no reported sales on such date, the most recent previous date on which sales were reported), multiplied by (ii) the number of shares vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Bob Eddy	—	$—	101,044	$4,965,017
Laura Felice	—	—	25,992	1,183,702
Paul Cichocki	—	—	44,874	1,994,649
Jeff Desroches	28,000	1,032,836	46,492	2,125,859
Bill Werner	25,830	1,280,590	25,992	1,183,702
Lee Delaney	904,929	37,656,090	269,802	12,144,747

(1)	Includes shares withheld to pay taxes on the restricted stock award.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The following section describes the employment agreements that we have, or had, as applicable with our NEOs as well as other severance or change in control arrangements or policies, including applicable terms of equity awards. The Company, in its discretion, may also decide to provide payments or benefits that are not specifically required to these agreements, arrangements or policies in connection with any particular termination or change in control.

NEO Employment Agreements

BJ’s Wholesale Club, Inc. has entered into employment agreements with each of Mr. Eddy, dated as of January 30, 2011; Ms. Felice, dated May 10, 2021, Mr. Cichocki, dated as of January 30, 2020; Mr. Desroches, dated as of April 18, 2018; and Mr. Werner dated as of May 10, 2021. The initial term of Mr. Eddy’s employment agreement was for a period of five years, ending on January 30, 2016, after which he was to remain employed by the Company subject to the termination provisions of his agreement; none of Ms. Felice’s or Messrs. Cichocki’s, Desroches’s or Werner’s employment agreements specified a term of employment. Mr. Eddy is subject to a 24-month post termination non-competition covenant, a 24-month post-termination non-solicitation covenant, and a perpetual confidentiality covenant. Ms. Felice and Messrs. Cichocki, Desroches and Werner are each subject to a 12-month post termination non-competition covenant, a 24-month post-termination non-solicitation covenant, and a perpetual confidentiality covenant.

Pursuant to each employment agreement (except for Mr. Eddy), the Company has certain obligations that become due in the event of termination. If any of Ms. Felice and Messrs. Cichocki, Desroches and Werner are terminated by the Company without cause (as defined in the applicable employment agreement), then, subject to the executive entering into a binding and irrevocable release of claims and the executive’s continued compliance with the applicable post-termination non-competition, non-solicitation and confidentiality provisions, each executive is entitled to receive (i) a continuation of his base salary for a period of 24 months after termination, (ii) an amount equal to the difference between the executive’s actual COBRA premium costs and the amount the executive would have paid had he continued coverage as an employee under the Company’s applicable health plans for up to 24 months, subject to earlier termination in specified instances and payable over such period, (iii) a pro rata portion of any amounts the executive would have been entitled to receive under the Company’s Annual Incentive Plan had she or he remained employed by the Company until the end of the fiscal year during which termination occurred, payable in lump sum and (iv) any other payments or benefits arising from the executive’s participation in other Company plans to the extent such plans provide for post-termination employment benefits.

Upon a termination due to death or disability, in addition to the accrued amounts, subject to the execution of a release of claims, each of the executives is eligible to receive (i) the annual cash bonus the executive would have been entitled to receive had he remained employed until the end of the fiscal year (prorated for the period of active employment during the fiscal year), and (ii) any other payments or benefits arising from the executive’s participation in other Company plans to the extent such plans provide for post-termination employment benefits.

On May 10, 2021, the Company entered into an employment agreement with Mr. Eddy, in connection with his promotion to the office of President and Chief Executive Officer of the Company, effective April 19, 2021, which superseded his previous employment agreement described above. Pursuant to the terms of Mr. Eddy’s current employment agreement, he is entitled to an annual base salary of $1.2 million. Additionally, the compensation committee approved a fiscal year 2021 target annual cash incentive award opportunity equal to 150% of his annual base salary, and annual long-term incentive awards in the amount of $6.0 million, consisting of 50% performance-based restricted stock units and 50% restricted stock, for a target total direct compensation for fiscal year 2021 equal to $9.0 million. In connection with Mr. Eddy’s promotion, the compensation committee also approved an award of performance-based restricted stock units to Mr. Eddy pursuant to the 2018 Plan for a number of restricted stock units, at target, equal to $5.0 million divided by the fair market value of the Company’s common stock on the grant date. See “—Compensation Discussion and Analysis for a description of this award. The current employment agreement also provides that on or after April 19, 2021, to the extent Mr. Eddy’s employment is terminated without cause (as defined in such employment agreement), he is entitled to receive, in addition to any accrued amounts, subject to his entering into a binding and irrevocable release of claims and his continue compliance with the applicable post-termination non-competition, non-solicitation and confidentiality provisions, (i) an amount equal to the sum of (a) his base salary for a period of 12 months after termination and (b) his target annual cash bonus, payable in substantially equal installments in such manner and at such times as Mr. Eddy’s base salary was being paid immediately prior to such termination (or if such termination occurs upon or following the occurrence of a change in control, such amount will be paid in a single lump sum); (ii) an amount equal to the difference between Mr. Eddy’s actual COBRA premium costs and the amount he would have paid had he continued coverage as an employee under the Company’s applicable health plans for up to 12 months, subject to earlier termination in specified instances, (iii) if such termination had occurred on or after July 1st of a fiscal year, a pro rata portion of the annual cash bonus to which Mr. Eddy would have been entitled had he remained employed by the Company until the end of the fiscal year, (iv) full accelerated vesting of any stock awards or stock options that are unvested and held by him as of the termination date and (v) any other payments or benefits arising from Mr. Eddy’s participation in other Company plans to the extent such plans provide for post-termination employment benefits. The employment agreement also includes provisions regarding termination due to death or disability that are the same as those contained in Mr. Eddy’s prior employment agreement.

Equity Awards

Generally, the terms of our 2018 Plan and the applicable award agreements entered into with our NEOs provide that, as of the date of an NEO’s termination of employment, unvested options and restricted stock will automatically be forfeited, cancelled or repurchased, as applicable. In the event of a change in control, as defined in the 2018 Plan, any outstanding awards granted under the 2018 Plan (other than those subject to performance-based vesting) will continue in effect or be assumed or substituted by the successor of the Company or the Company, if the surviving entity, unless the Compensation Committee elects to (i) terminate such awards in exchange for cash, rights or property, or (ii) cause such awards to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a change in control. Any awards subject to performance-based vesting terms will be treated as provided in the applicable award agreement or as determined by the Compensation Committee (or its successor) within its sole discretion. However, if the applicable NEO’s employment is terminated without cause (as such term is defined in the sole discretion of the Compensation Committee or set forth in the applicable award agreement) upon or within the 24 month period following a change in control, then the vesting of any awards that were continued, assumed or substituted will accelerate and the NEO will become fully vested in such awards. In the event of termination of employment with us, vested stock options granted under our 2018 Plan that would otherwise remain exercisable generally cease to be exercisable three months or 90 days after termination of employment. In the event of termination of employment with us, vested stock options under the 2011 Plan that would otherwise remain exercisable generally cease to be exercisable 90 days after termination of employment or, in the event of a termination due to death or disability, one year after termination of employment. All unexercised stock options are immediately forfeited in the event of a termination of employment for cause.

In April 2021, following the unexpected passing of Mr. Delaney, the Company reviewed its policy for the treatment of outstanding equity upon termination by reason of death. In connection with this review, the Compensation Committee considered, in consultation with Exequity, data regarding prevalent market practices, including through a review of its peer group’s practices, and determined that the Company’s then current treatment of equity upon death or disability was less favorable than typical market practices. Accordingly, the Compensation Committee determined to modify Mr. Delaney’s awards, and to amend all other outstanding equity award agreements, to provide for, upon termination due to death or disability, as applicable: (i) full vesting of all time-based awards, including restricted stock awards and stock options, (ii) pro-rata vesting of all performance-based awards, including performance share units, based on actual performance as of the end of the applicable performance period, pro-rated based on the period of employment during the applicable performance period, and (iii) the extension of the post-termination exercise window for vested stock options from 90 days to three years. For Mr. Delaney’s estate, these modifications were subject to execution of a release of claims in favor of the Company. See “[—Compensation Discussion and Analysis—Modification of Equity Award Agreements] for more detail regarding these modifications.”

Annual Incentive Plan

Pursuant to the terms of the Annual Incentive Plan, if a participant’s employment is terminated during a fiscal year due to death, retirement on or after age 65 or retirement on or after age 55 with a minimum of ten years of service, then the participant is entitled to a pro rata portion of the annual cash bonus to which the participant would have been entitled for that fiscal year under the Annual Incentive Plan had the participant remained employed by the Company until the end of the fiscal year.

Summary of Potential Payments Upon a Termination or Change in Control

The following table summarizes the payments that would be made to our NEOs upon the occurrence of a qualifying termination of employment or change in control, assuming that each NEO’s termination of employment with the Company or a change in control occurred on January 29, 2022. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the NEO during his or her employment that are available to all salaried employees. Each of the payments below are subject to the NEOs compliance with certain restrictive covenants including, but not limited, to non-solicits and non-competes as provided in their respective employment agreements.

Name	Benefit	Termination Without Cause or for Good Reason, as applicable	Termination Due to Death or Disability (9)	Change in Control	Qualifying Termination Without Cause or for Good Reason, as applicable, in Connection With a Change in Control
Bob Eddy	Severance Benefit (1)	$3,000,000	$—	$—	$3,000,000
	Continuation of Health Benefits (2)	40,777	—	—	40,777
	Value of Accelerated Stock Awards (3)	9,941,148	—	—	9,941,148
	Value of Accelerated Performance Stock Unit Awards (4)	—	—	5,635,405	—
	Annual Bonus (5)	—	—	—	—
	Other (8)	—	—	—	—
Laura Felice	Severance Benefit (6)	1,200,000	—	—	1,200,000
	Continuation of Health Benefits (7)	40,777	—	—	40,777
	Value of Accelerated Stock Awards (3)	—	—	—	2,986,961
	Value of Accelerated Performance Stock Unit Awards (4)	—	—	178,938	—
	Annual Bonus (5)	—	—	—	—
	Other (8)	—	—	—	—
Paul Cichocki	Severance Benefit (6)	1,700,000	—	—	1,700,000
	Continuation of Health Benefits (7)	40,664	—	—	40,664
	Value of Accelerated Stock Awards (3)	—	—	—	8,045,776
	Value of Accelerated Performance Stock Unit Awards (4)	—	—	2,272,296	—
	Annual Bonus (5)	—	—	—	—
	Other (8)	—	—	56,831	—
Jeff Desroches	Severance Benefit (6)	1,200,000	—	—	1,200,000
	Continuation of Health Benefits (7)	40,664	—	—	40,664
	Value of Accelerated Stock Awards (3)	—	—	—	3,110,472
	Value of Accelerated Performance Stock Unit Awards (4)	—	—	1,379,972	—
	Annual Bonus (5)	—	—	—	—
	Other (8)	—	—	—	—
Bill Werner	Severance Benefit (6)	1,060,000	—	—	1,060,000
	Continuation of Health Benefits (7)	40,777	—	—	40,777
	Value of Accelerated Stock Awards (3)	—	—	—	3,220,940
	Value of Accelerated Performance Stock Unit Awards (4)	—	—	44,590	—
	Annual Bonus (5)	—	—	—	—
	Other (8)	—	—	—	—

(1)	Such amount includes 12 months’ base salary and the executive’s target annual cash bonus, payable in substantially equal installments for 12 months after termination and in a single lump sum in respect of a qualifying termination occurring on or following a change in control. This amount is also payable upon Mr. Eddy’s resignation for good reason as defined in Mr. Eddy's employment agreement.
(2)	Such amount includes the difference between the executive’s actual COBRA premium costs and the amount the executive would have paid had he continued coverage as an employee under the Company’s applicable health plans for 12 months. This amount is also payable upon a termination by Mr. Eddy for good reason as defined in Mr. Eddy's employment agreement.
(3)	Includes options and shares of restricted stock. The value of unvested options was calculated by multiplying the number of shares underlying unvested options by $57.93, the closing price of our common stock on the NYSE on January 28, 2022 (the last trading day prior to January 29, 2022), and then deducting the aggregate exercise price for the options. The value of unvested shares of restricted stock was calculated by multiplying the number of shares of unvested restricted stock by $57.93.
(4)	Includes performance stock units (“PSUs”). Performance Condition will be deemed achieved at Target, irrespective of actual achievement of the Performance Condition, and a pro rata portion of the PSUs shall vest based on the total number of PSUs multiplied by a fraction, the numerator of which shall be the number of calendar days from the first day of the Performance Period to the date of such Change in Control and the denominator of which shall be the total number of days in the Performance Period. The value was calculated by multiplying the number of pro-rate shares of stock by $57.93, the closing price of our common stock on the NYSE on January 28, 2022 (the last trading day prior to January 29, 2022).
(5)	No amounts are shown because the executives already were fully vested in their annual cash bonuses on January 29, 2022.
(6)	Such amount includes 24 months’ base salary, payable in substantially equal installments for 24 months after termination.
(7)
Such amount includes the difference between the executive’s actual COBRA premium costs and the amount the executive would have paid had he continued coverage as an employee under the Company’s applicable health plans for twenty-four months.

(8)	For Mr. Cichocki (i) the amount in the column relating to a change in control represents the value of all unvested amounts previously contributed under the Executive Retirement Plan, all of which would vest upon a change in control, plus the tax gross-up payment that would be made upon vesting and (ii) the amount in the column relating to termination due to death or disability represents the value all unvested balances in Mr. Cichocki’s account under the Company’s 401(k) plan that would vest in such event. Generally, under the Company’s 401(k) plan, participants vest in amounts attributable to the Company’s matching contributions based on their years of service with the Company, with 25% vesting for each year of service and participants with four or more years of service being fully vested. Participants not otherwise fully vested, will fully vest upon a termination due to death or disability or if they remain employed by the Company at the time they reach age of 65.
(9)	As set forth above under “—Equity Awards”, subsequent to January 30, 2021, the Compensation Committee determined to modify all applicable award agreements entered into with our NEOs to address the treatment of such awards upon the death of the NEO.

In connection with Mr. Delaney’s passing, the Compensation Committee approved the modifications to his outstanding equity awards as described above under “—Compensation Discussion and Analysis—Modification of Equity Award Agreements,” which resulted in the accelerated vesting of 202,731 shares of restricted stock and 74,060 stock options with a weighted average exercise price of $20.89 that had been previously granted. As a result of these modifications, his estate also retained the right to earn up to 135,257 performance share unit awards that were originally granted in fiscal year 2020 and 4,921 performance share unit awards that were originally granted in fiscal year 2021, which represent a pro rata portion of the performance share unit awards originally granted prorated based on that portion of the performance period for each award during which Mr. Delaney was employed by us. No changes were made to the performance-based vesting criteria of these awards and, as a result, the percentage of the pro rata portion of these performance share units that will be earned, if any, will be determined in the same manner and using the same performance criteria as were originally established for the performance share units. Based on a closing price of $57.93, which was the closing price of our common stock on the NYSE on January 28, 2022: (i) the value of the shares of restricted stock that vested upon Mr. Delaney’s passing was approximately $11,700,000, (ii) the value of the stock options that vested upon Mr. Delaney’s passing was approximately $2,700,000, calculated by multiplying the number of shares underlying such stock options by such closing price and then deducting the aggregate exercise price for the stock options and [(iii) the value of the maximum number of performance share units that could be earned by Mr. Delaney’s estate was approximately $15,700,000. See “—Compensation Discussion and Analysis—Modification of Equity Award Agreements and “—Compensation Discussion and Analysis—Compensation of Mr. Delaney.”

Compensation Risk Assessment and Management

We monitor our compensation policies and practices for our employees to determine whether they encourage unnecessary or excessive risk-taking. Due to the greater emphasis placed on incentive compensation at higher levels of our organization, and the fact that these individuals are more likely to make decisions that impact corporate performance and could have a material adverse effect on us, our review focuses primarily on our executive compensation policies and practices. We believe that the risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on us primarily because of the following reasons:

•	Vesting Conditions. Vesting schedules for restricted stock, performance share units and non-qualified stock options cause management to have a significant amount of unvested awards at any given time;
•	Balanced Incentives. Our executive compensation program has a meaningful focus on long-term equity compensation with fixed and variable features;
•	Multiple Performance Objectives. Short-term or annual incentive compensation opportunities are capped and therefore do not incentivize employees to maximize short-term performance at the expense of long-term performance and annual cash incentive compensation is based on pre-established Company financial metrics;
•	Recoupment Protocols. We have a clawback policy that will allow us to recoup incentive compensation in the event of a restatement or material miscalculation that resulted from fraud or other intentional misconduct by one of our executive officers;
•	Competitive Alignment. Our compensation levels and opportunities are in line with appropriate competitive practice; and
•	Equity Ownership Requirements. Our executives and Directors are expected to maintain an ownership interest in the Company, which an alignment of their interests with those of our shareholders.

Director and Executive Stock Ownership Guidelines

In order to complement our compensation programs and further align the interests of our NEOs with those of our shareholders, our Board of Directors adopted Director Stock Ownership Guidelines and Executive Stock Ownership Guidelines pursuant to which the following persons are expected to own equity in the Company with the following aggregate market values:

Position	Stock Ownership Guidelines
Chief Executive Officer	5x annual base salary
Executive Vice President	3x annual base salary
Senior Vice President	1x annual base salary
Non-Employee Director	5x annual cash retainer, excluding committee retainers or retainers paid for service as Lead Director

Our non-employee Directors and our executive officers are expected to attain compliance with these ownership guidelines by the fifth anniversary of our IPO, if serving as a Non-Employee Director or executive officer at the time of our IPO, or by the fifth anniversary of their appointment or election, in the case of a non-employee Director, or their hire or promotion date, in the case of an executive officer. Thereafter, Non-Employee Directors and executive officers are required to certify as to his or her compliance with these ownership guidelines at least once each year.

2021 CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, the Company is disclosing the following information about the relationship of the annual total compensation of our CEO and the median of the annual total compensation of our employees (other than the CEO) for fiscal year 2021:

•	The total annual compensation of our CEO was $16,340,549, as disclosed in the "Summary Compensation Table".

•	The annual total compensation of our median employee was $19,021.

•	The ratio of the total annual compensation of our CEO to the annual total compensation of our median employee was 859 to 1.

We identified the median employee for fiscal year 2021 pay ratio using the following methodology and material assumptions. To identify the median of the total annual compensation of our active employees as of January 29, 2022, we used total wages from our payroll records for the period from January 30, 2021 (the first day of fiscal year 2021) through January 29, 2022 (the last day of fiscal year 2021); we included any full-time, part-time, temporary or seasonal employees but excluded our CEO; and we did not annualize compensation for any full-time or part-time permanent employees who were employed on January 30, 2021 but did not work for us the entire year or make any full-time equivalent adjustments for part-time employees. We consistently applied this compensation measure and methodology to all of our employees included in the calculation.

We determined the annual total compensation for fiscal year 2021 of our median employee (who was calculated to be a part-time employee) in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2021, the members of the Compensation Committee (or other committee performing equivalent functions) were Tom Kingsbury, Ken Parent and Judy Werthauser.

During fiscal year 2021, none of our executive officers served as a member of the Board of Directors or Compensation Committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on the Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the prior Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Judy Werthauser (Chair)

Tom Kingsbury

Ken Parent

Proposal No. 3 Ratification of Appointment of Independent Registered Public Accounting Firm	The Audit Committee appoints our independent registered public accounting firm. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the Lead Audit Partner and the audit team assigned to our account, the overall strength and reputation of the firm, the firm’s global capabilities relative to our business and the firm’s knowledge of our operations. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1996. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2022.

The Board unanimously recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of PricewaterhouseCoopers LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and it is a good corporate governance practice. If our shareholders do not ratify the appointment, the Audit Committee will take that act into consideration, together with such other factors it deems relevant, in determining its next appointment of independent auditors. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and to have an opportunity to make a statement if they so desire and be available to respond to appropriate questions from shareholders.

Board Recommendation

The Board of Directors unanimously recommends you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022.

Audit, Audit-Related, Tax and All Other Fees

The table below sets forth the aggregate fees billed to BJ’s for services related to fiscal year 2021 and fiscal year 2020, respectively, by PricewaterhouseCoopers LLP, our independent registered public accounting firm.

	Fiscal Year 2021	Fiscal Year 2020
Audit fees (1)	$3,056,541	$2,841,722
Audit-related fees (2)	660,000	—
Tax fees (3)	180,456	197,993
All other fees (4)	2,900	2,756
Total fees	$3,899,897	$3,127,047

(1)	Audit fees consisted of fees billed for professional services rendered for the audit of our consolidated annual financial statements, audit of the effectiveness of internal controls over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consisted of fees billed for assurance and related services, such as due diligence for the anticipated Burris Logistics acquisition, that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees".
(3)	Tax fees consisted of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax planning and compliance work.
(4)	All other fees related to licenses for accounting research software.

Pre-Approval Policies and Procedures

The formal written charter for our Audit Committee requires that the Audit Committee pre-approve all audit services to be provided to us, whether provided by our principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to us by our independent registered public accounting firm, other than de minimis non-audit services approved in accordance with applicable SEC rules.

The Audit Committee has adopted a pre-approval policy that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by our independent registered public accounting firm may be pre-approved. This pre-approval policy generally provides that the Audit Committee will not engage an independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee or (ii) entered into pursuant to the pre-approval policies and procedures described in the pre-approval policy. Unless a type of service to be provided by our independent registered public accounting firm has received this latter general pre-approval under the pre-approval policy, it requires specific pre-approval by the Audit Committee.

On an annual basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by the Company’s independent registered public accounting firm without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. Any member of the Audit Committee to whom the committee delegates authority to make pre-approval decisions must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. If circumstances arise where it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories or above the pre-approved amounts, the Audit Committee requires pre-approval for such additional services or such additional amounts.

The services provided to us by PricewaterhouseCoopers LLP in fiscal year 2021 and fiscal year 2020 were provided in accordance with our pre-approval policies and procedures, as applicable.

Audit Committee Report

The Audit Committee operates pursuant to a charter which is reviewed periodically by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of "Corporate Governance—Audit Committee." Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management the Company’s audited financial statements for fiscal year 2021. The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. In addition, the audit committee received and reviewed the written disclosures and the letters from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB, regarding such independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the Company’s independent registered public accounting firm their independence from the Company.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for fiscal year 2021 filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Chris Peterson (Chair)

Maile Naylor

Rob Steele

Proposal No. 4 Approval of an Amendment to our Charter to Eliminate Supermajority Vote Requirements

Certain provisions of our Charter require the affirmative vote of holders of at least 66 2/3% of the voting power of our outstanding shares of stock entitled to vote with respect to such provisions to approve (i) amendments to our Charter and our Bylaws and (ii) the removal of directors from office (together, the “supermajority voting requirements”), each of which is discussed further below. We are seeking shareholder approval of an amendment to our Charter to eliminate these supermajority voting requirements from the Charter and to replace such requirements with a majority voting standard (the “Proposed Charter Amendment”).

The Board unanimously recommends that you vote “FOR” the Proposed Charter Amendment.

Rationale for Eliminating the Supermajority Vote Requirements

The Proposed Charter Amendment is a result of the Board’s ongoing review of our corporate governance principles and our commitment to good governance practices as we continue the transition from a controlled company to an independent company. It is the Board’s view that, subject to any applicable laws, our shareholders should have the ability to make changes to our Charter and Bylaws and to remove directors from office with majority support.

In developing the Proposed Charter Amendment, the Board carefully considered the implications of amending our Charter to eliminate the supermajority voting requirements. The supermajority voting requirements are intended to protect against self-interested action by large shareholders by requiring broad shareholder support for certain types of governance changes. By eliminating the supermajority voting requirements, the Proposed Charter Amendment may make it easier for one or more shareholders to remove directors or effect other corporate governance changes in the future and may also make it more difficult for the Board to protect shareholders’ interests if presented with an acquisition proposal that the Board believes undervalues the Company. Nevertheless, the Board is of the belief that eliminating the supermajority voting requirements is consistent with generally held views of good corporate governance, as evidenced by the fact that many other public companies have transitioned away from supermajority voting provisions in the years after going public. On balance, and in contemplation of the considerations described above, the Board believes this action is in the best interest of our company and our shareholders.

Eliminate Provisions Requiring a Supermajority Vote to Amend our Charter and Bylaws

Our Charter currently provides that, in addition to any affirmative vote of the holders of any particular class or series of stock required by law or our Charter, the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares of stock entitled to vote thereon, voting together as a single class, is required to alter, amend or repeal certain provisions of our Charter, including provisions relating to: (i) the powers, election of, removal of and terms of directors, (ii) shareholder action, (iii) limitation of liability, (iv) exclusive forum, (v) conflicts of interest and (vi) amendment of our Charter and Bylaws.

If Proposal 4 is approved by shareholders, the voting standard for shareholder approval of any future amendments to our Charter, including the provisions described above, would be by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, which is the default voting standard under the DGCL. The Board will retain the right to amend, alter, change or repeal any provision of our Charter without seeking approval of our shareholders, except as required by the DGCL.

Currently, our shareholders may only alter, amend or repeal, in whole or in part, any provision of our Bylaws with the affirmative vote of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class.

If Proposal 4 is approved by shareholders, Article X, Section 2 of our Charter would be amended to replace the reference to “66-2/3%” with “a majority.” As a result, shareholders would be able to amend our Bylaws with the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class. Unless otherwise required by law, the Board will also retain its right under our Charter to make, repeal, alter, amend and rescind, in whole or in part, our Bylaws by a majority vote of the directors then in office.

The Proposed Charter Amendment would also delete certain obsolete provisions in Article X relating to the equity ownership of our former sponsors.

Related Changes to our Bylaws

In connection with the Proposed Charter Amendment, the Board has approved a conforming amendment to our Bylaws. The amendment, which is contingent upon shareholder approval and implementation of Proposal 4, would amend Article X of our Bylaws to replace the provision requiring a supermajority vote in order to amend our Bylaws with a majority vote threshold. As permitted by the DGCL, our Bylaws will continue to allow the Board to make, repeal, alter, amend and rescind, in whole or in part, our Bylaws by a majority vote of the directors then in office, unless otherwise required by law.

Eliminate Provisions Requiring a Supermajority Vote to Remove Directors

The Charter also currently states that, subject to the rights of any holders of preferred stock to elect directors, from and after the date on which the Board ceases to be classified, which shall be after the 2022 Annual Meeting, any director may be removed from office, with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of our stock entitled to vote at an election of directors or without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of our stock entitled to vote on the election of such director.

Therefore, if Proposal 4 is approved, in addition to the amendments to our Charter and our Bylaws described above, shareholders would also be able to remove any director from office, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of our stock entitled to vote on the election of directors generally. This change aligns with the default voting standard under the DGCL. The Proposed Charter Amendment would also delete certain provisions relating to director removal rights when the Board is classified, as such provisions will become obsolete following the 2022 Annual Meeting.

Proposed Charter Amendment

The text of the Proposed Charter Amendment is attached as Annex A to this Proxy Statement and incorporated herein by reference.

As discussed, the Charter currently requires the approval of at least 66 2/3% of the voting power of the outstanding shares of our stock to approve Proposal 4. If Proposal 4 is approved by the requisite number of our shareholders, we will file a Certificate of Amendment to our Charter with the Secretary of State of the State of Delaware, which Certificate of Amendment will become effective at the time of filing. Additionally, the related conforming amendment to our Bylaws adopted by our Board will become effective upon such filing.

If Proposal 4 is not approved by the requisite vote, then a Certificate of Amendment to our Charter will not be filed with the Secretary of State of the State of Delaware, the related amendment to our Bylaws approved by the Board will not become effective and the supermajority voting requirements in both our Charter and Bylaws will remain in place.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the Proposed Charter Amendment to eliminate the supermajority vote requirements in our Charter and Bylaws.

Beneficial Ownership

To our knowledge, except as otherwise indicated, each of the persons, groups of affiliated persons or entities listed in the tables below has sole voting and investment power with respect to the shares beneficially owned by him, her or such group or entity. For purposes of the tables below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after March 1, 2022. For purposes of computing the percentage of outstanding shares held by each person, group of affiliated persons or entities named below, any shares that such person, group of affiliated persons or entities has the right to acquire within 60 days after March 1, 2022 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person, group of affiliated persons or entities. The percentage of shares beneficially owned is computed on the basis of 135,329,504 shares of our common stock outstanding as of March 1, 2022.

Beneficial Ownership of Directors and Executive Officers

The following beneficial ownership table sets forth, as of March 1, 2022, information regarding the beneficial ownership of the Company’s common stock by (i) each of our current Directors and our NEOs for fiscal year 2021; and (ii) all current Directors and executive officers as a group.

Name of Beneficial Owner (1)	Shares Beneficially Owned	% of Shares Beneficially Owned
Chris Baldwin (2)	653,043	*
Bob Eddy (3)	853,652	*
Laura Felice (4)	236,691	*
Paul Cichocki (5)	292,448	*
Jeff Desroches (6)	251,637	*
Bill Werner (7)	163,680	*
Ken Parent (8)	52,350	*
Chris Peterson (9)	15,458	*
Rob Steele (10)	29,159	*
Michelle Gloeckler (11)	11,271	*
Tom Kingsbury (12)	9,816	*
Maile Naylor (13)	11,271	*
Judy Werthauser (14)	16,745	*
Darryl Brown (15)	3,334	*
All Directors and executive officers as a group (17 persons) (16)	2,853,439	2.1%

*Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	Address for all persons listed is c/o BJ’s Wholesale Club, Inc., 25 Research Drive, Westborough, Massachusetts 01581.
(2)	Consists of (a) 263,561 shares of common stock, (b) 10,679 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions) and (c) 378,803 shares of common stock issuable upon the exercise of outstanding options that are currently exercisable.
(3)	Consists of (a) 2,000 shares of common stock held by his minor children, (b) 158,814 shares of common stock, (c) 91,724 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions) and (d) 601,114 shares of common stock issuable upon the exercise of outstanding options that are currently exercisable.
(4)	Consists of (a) 72,569 shares of common stock, (b) 19,321 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions) and (c) 144,801 shares of common stock issuable upon the exercise of outstanding options that are currently exercisable.
(5)	Consists of (a) 79,228 shares of common stock, (b) 33,723 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions) and (c) 179,497 shares of common stock issuable upon the exercise of outstanding options that are currently exercisable.
(6)	Consists of (a) 90,524 shares of common stock, (b) 19,806 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions) and (c) 141,307 shares of common stock issuable upon the exercise of outstanding options that are currently exercisable.
(7)	Consists of (a) 34,282 shares of common stock, (b) 23,738 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions) and (c) 105,660 shares of common stock issuable upon the exercise of outstanding options that are currently exercisable.
(8)	Consists of (a) 14,143 shares of common stock, and (b) 3,203 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions and (c) 35,004 shares of common stock issuable upon the exercise of outstanding options that are currently exercisable.

(9)	Consists of (a) 12,255 shares of common stock and (b) 3,203 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions).
(10)	Consists of (a) 14,143 shares of common stock, (b) 3,203 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions) and (c) 11,813 shares of common stock issuable upon the exercise of outstanding options that are currently exercisable.
(11)	Consists of (a) 8,068 shares of common stock and (b) 3,203 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions).
(12)	Consists of (a) 6,613 shares of common stock and (b) 3,203 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions).
(13)	Consists of (a) 8,068 shares of common stock and (b) 3,203 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions).
(14)	Consists of (a) 13,542 shares of common stock and (b) 3,203 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions).
(15)	Consists of (a) 131 shares of common stock and (b) 3,203 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions).
(16)	Consists of (a) 913,851 shares of common stock, (b) 289,256 shares of unvested restricted stock (which may be forfeited based on satisfaction of the applicable vesting conditions) and (c) 1,650,332 shares of common stock issuable upon the exercise of outstanding options that are currently exercisable.

Beneficial Ownership of More Than 5% Shareholders

Based on information available as of March 1, 2022, the following are the only beneficial owners of more than 5% of the Company’s common stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned	% of Shares Beneficially Owned
FMR LLC (1) 245 Summer Street Boston, Massachusetts 02110	18,012,735	13.25%
BlackRock, Inc. (2) 55 East 52nd Street New York, New York 10055	15,634,593	10.80%
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	14,469,432	10.64%

(1)	Based on a Schedule 13G/A filed with the SEC on February 9, 2022, FMR LLC has sole voting power over 1,792,343 shares of our common stock and sole dispositive power over 18,012,735 shares of our common stock.
(2)	Based on a Schedule 13G/A filed with the SEC on January 27, 2022, BlackRock, Inc. has sole voting power over 15,303,475 shares of our common stock and sole dispositive power over 15,634,593 shares of our common stock.
(3)	Based on a Schedule 13G/A filed with the SEC on February 9, 2022, The Vanguard Group has shared voting power over 223,251 shares of our common stock, sole dispositive power over 14,126,347 shares of our common stock and shared dispositive power over 343,085 shares of our common stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file with the SEC. To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to fiscal year 2021, and based on written representations by our current directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers and beneficial owners of greater than 10% of our common stock were filed on a timely basis during fiscal year 2021 and fiscal year 2022 to date, with the following exceptions: (i) Lee Delaney had a Form 4 amendment filing on April 7, 2021 to correct the number of shares of restricted stock reported as acquired on April 1, 2021; and (ii) Monica Schwartz had a Form 4 amendment filing on August 25, 2021 to correct the number of shares withheld by the Company for payment of tax liability incident to the vesting of shares of restricted stock on August 3, 2021.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

The Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). The Board has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock listed on the NYSE. Our related person transaction policy requires that the Audit Committee approve or ratify related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K (which are transactions in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any "related person" as defined under Item 404(a) of Regulation S-K had or will have a direct or indirect material interest). It is our policy that Directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Each of the transactions described below entered into following the adoption of our related person transaction policy was approved in accordance with such policy.

Certain Related Person Transactions

Mr. Kingsbury’s daughter was employed by the Company in a non-executive role during fiscal year 2021. She received compensation and was eligible to participate in benefit plans consistent with employees of the Company in comparable positions.

Indemnification Agreements

Our Bylaws provide that we indemnify our Directors and officers to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), subject to certain exceptions contained in our Bylaws. In addition, our Charter provides that our Directors will not be liable for monetary damages for breach of fiduciary duty.

We have entered into indemnification agreements with each of our executive officers and Directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our Directors or officers for which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any Director or executive officer.

Shareholder Proposals and Director Nominations

Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2023 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 350 Campus Drive, Marlborough, Massachusetts 01752, in writing not later than January 5, 2023.

Shareholders intending to present a proposal at the 2023 Annual Meeting, but not to include the proposal in our Proxy Statement, or to nominate a person for election as a Director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the shareholder of record at the time of giving notice of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s Annual Meeting of Shareholders. Therefore, we must receive notice of such a proposal or nomination for the 2023 Annual Meeting no earlier than the close of business on February 16, 2023 and no later than the close of business on March 18, 2023. The notice must contain the information required by our Bylaws. In the event that the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after June 16, 2023, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and not later than the close of business of the 90th day prior to the 2023 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline and, in certain other cases notwithstanding the shareholder’s compliance with this deadline.

To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 17, 2023.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Why did I receive these proxy materials?
We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. We either (1) mailed you a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) notifying each shareholder entitled to vote at the Annual Meeting how to vote and how to electronically access a copy of this Proxy Statement and our Annual Report for the fiscal year ended January 29, 2022 (referred to as the “Proxy Materials”) or (2) if requested, mailed you a paper copy of the Proxy Materials. You received these Proxy Materials because you were a shareholder of record as of the close of business on April 25, 2022. If you have not received, but would like to receive, a paper copy of the Proxy Materials in paper format, you should follow the instructions for requesting such materials contained in the Notice of Internet Availability.

What does it mean if I receive more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the Proxy Materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

What is the date, time and location of the Annual Meeting?

The Annual Meeting will be held on Thursday, June 16, 2022 at 8:00 a.m., Eastern Time. The Company will be hosting the meeting live via the Internet. To attend the Annual Meeting via the Internet please visit www.virtualshareholdermeeting.com/BJ2022.

Shareholders who choose to attend the Annual Meeting will do so by accessing a live audio webcast of the Annual Meeting via the Internet at the link provided above. At this website, shareholders will be able to listen to the Annual Meeting live, submit questions and submit their vote while the Annual Meeting is being held. Please see "How Can I Attend and Vote at the Annual Meeting?" below for more information.

What is the purpose of the Annual Meeting?
The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:

Proposal No. 1:	Election of seven Director nominees;
Proposal No. 2:	Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers;
Proposal No. 3:	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and
Proposal No. 4:	Approval of an amendment to our Charter to eliminate supermajority vote requirements.

Are there any matters to be voted on at the Annual Meeting that are not included in this proxy statement?
As of the date this Proxy Statement went to press, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting or any continuation, postponement or adjournment thereof for consideration, and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who is entitled to attend and vote at the Annual Meeting?

The Board has set April 25, 2022 as the record date for the Annual Meeting. All persons who were registered holders of BJ’s Wholesale Club Holdings, Inc. common stock at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to receive notice of, to attend and to vote at, the Annual Meeting or any continuation, postponement or adjournment thereof. At the close of business on the Record Date, there were [_____] shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to shareholders at the Annual Meeting.

Beneficial owners who, at the close of business on the record date, held their shares in an account with a broker, bank or other holder of record generally cannot vote their shares directly and instead must instruct the record holder how to vote their shares. See “How Do I Vote?—Beneficial Owners” below for more information.

What are the deadlines to submit my vote?
The deadlines to submit your votes for the Annual Meeting are set forth below.

Internet Visit www.proxyvote.com Votes cast via the Internet must be received by 11:59 p.m. EDT on June 15, 2022	QR Code Scan the QR Code Votes cast by scanning the QR Code must be received by 11:59 p.m. EDT on June 15, 2022.

Telephone Call 1 (800) 690-6903 Votes cast by phone must be received by 11:59 p.m. EDT on June 15, 2022.	Mail Mail your proxy card Votes cast by mail must be received by 11:59 p.m. EDT on June 15, 2022.

How do I vote?
Registered shareholders (that is, shareholders who hold shares in their own name) can vote in any of the following ways:

Via the internet:	Go to www.proxyvote.com to vote via the Internet using the 16-digit control number you were provided on your proxy card or Notice of Internet Availability. You will need to follow the instructions on the website.
By QR code:	Scan the QR Code located on your proxy card or Notice of Internet Availability to access www.proxyvote.com and vote your shares online. Additional software may be required for scanning.
By telephone:	Call 1 (800) 690-6903 from the United States. You will need to use the 16-digit control number you were provided on your proxy card or Notice of Internet Availability, and follow the instructions given by the voice prompts.

By mail:

If you received a paper copy in the mail of the Proxy Materials and a proxy card, you may mark, sign, date and return your proxy card in the enclosed postage-paid envelope. You may also appoint a proxy to attend, speak and vote your shares at the Annual Meeting by submitting the proxy card and delivering such proxy to the Company’s General Counsel and Secretary at 25 Research Drive, Westborough, Massachusetts 01581. The proxy need not be a registered shareholder. Proxies must be received by the deadlines set forth below under “What Are the Deadlines to Submit My Vote?”

If you sign and return your proxy, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board as described in this Proxy Statement. If any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this Proxy Statement), then the named proxies will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this Proxy Statement.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.

Beneficial owners (that is, shareholders who shares are held in the name of a bank, broker or other holder of record (sometimes referred to as holding shares in “street name”), will receive voting instructions from the holder of record. You must follow the instructions of such broker, bank or other holder of record in order for your shares to be voted.

Can I revoke my proxy or change my vote after I have voted?
Yes. If you are a registered shareholder and previously voted by Internet, telephone, scanning a QR Code or mail, you may revoke your proxy or change your vote by:
▪ voting online at the Annual Meeting;
▪ voting again by Internet, telephone or scanning the QR code as set forth above before the closing of those voting facilities at 11:59 pm EDT on June 15, 2022;
▪ mailing a proxy card that is properly signed and dated with a later date than your previous vote and that is received no later than 11:59 pm EDT on June 15, 2022; or
▪ sending a written notice of revocation to our General Counsel and Secretary, c/o BJ’s Wholesale Club Holdings, Inc., 25 Research Drive, Marlborough, MA 01581, which must be received before the commencement of the Annual Meeting.
If you hold shares in street name, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also change your vote or revoke your proxy at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance online (without further action) at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote at the Annual Meeting.

What if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth below under “How Does the Board Recommend That I Vote?”, as well as with the description of each proposal in this Proxy Statement.

How can I attend and vote at the Annual Meeting?
To attend and participate in the Annual Meeting, shareholders may access the live audio webcast of the meeting in the following manner:
Shareholders of record will need to log in at www.virtualshareholdermeeting.com/BJ2022 using their 16-digit control number provided in the Notice and Access Card and in the instructions that accompany the proxy materials.
Beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares.

If you are unable to locate your control number, you will still be able to join the Annual Meeting as a guest by accessing www.virtualshareholdermeeting.com/BJ2022 and following the guest login instructions; you will not, however, be able to vote or submit questions.

Further instructions on how to attend, participate in and vote at the Annual Meeting, including how to demonstrate your ownership of our stock as of the Record Date, are available at www.virtualshareholdermeeting.com/BJ2022.
Access to the audio webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 8:00 a.m. Eastern Time. We encourage shareholders to login to this website and access the webcast before the Annual Meeting's start time. Online check-in will begin at 7:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures.

Submitting questions at the Annual Meeting. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the Annual Meeting in accordance with the rules of conduct for the Annual Meeting that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. The rules of conduct for the Annual Meeting will be available at www.virtualshareholdermeeting.com/BJ2022 during the Annual Meeting. Only shareholders who log in using their unique 16-digit control number, which appears on the Notice and Access Card and the instructions that accompany the proxy materials, will be able to submit questions at the Annual Meeting.

Availability of live webcast to team members and other constituents. The live audio webcast will be available not only to our shareholders, but also to our team members and other constituents. Such constituents will be able to attend the virtual Annual Meeting by accessing www.virtualshareholdermeeting.com/BJ2022 and following the guest login instructions; they will not, however, be able to vote or submit questions.

Webcast replay of the Annual Meeting. A webcast replay of the Annual Meeting will be available until the sooner of June 15, 2023 or the date of the next Annual Meeting of Shareholders to be held in 2023.
Technical difficulties or trouble accessing the virtual meeting website. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

How many shares must be present to hold the Annual Meeting?
In order to establish a quorum at the Annual Meeting, the holders of a majority in voting power of the Company’s common stock issued and outstanding and entitled to vote, must be present by remote communication or represented by proxy. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain, withhold or fail to vote as indicated in the proxy materials.

Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.

What if a quorum is not present at the Annual Meeting?
If a quorum is not present or represented at the scheduled time of the Annual Meeting, then either (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the shareholders entitled to vote at the Annual Meeting, present by remote communication or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

How many votes are required to approve each proposal?

The table below further summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options	Impact of "Withhold", "Abstain" or Broker Non-Votes	Broker Discretionary Voting Allowed
Proposal No. 1: Election of Seven Director Nominees	The plurality of the votes cast. This means that the seven nominees receiving the highest number of affirmative "FOR" votes will be elected as Directors.	"FOR ALL" "WITHHOLD ALL" "FOR ALL EXCEPT"	None (1)	No (3)
Proposal No. 2: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of our Named Executive Officers

The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) at the Annual Meeting by the holders entitled to vote thereon.

		"FOR" "AGAINST" "ABSTAIN"	None (2)	No (3)
Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) at the Annual Meeting by the holders entitled to vote thereon.

		"FOR" "AGAINST" "ABSTAIN"	None (2)	Yes (4)
Proposal No. 4: Approval of an Amendment to our Charter to Eliminate Supermajority Voting Requirements	The affirmative vote of the holders of at least two-thirds of shares outstanding of stock entitled to vote thereon, voting together as a single class.	"FOR" "AGAINST" "ABSTAIN"	Vote Against (5)	No (3)

(1)	Votes that are "withheld" and broker non-votes will have the same effect as an abstention and will not count as a vote "FOR" or "AGAINST" a Director, because Directors are elected by plurality voting.

(2)	A vote marked as an "Abstention" or a broker non-vote is not considered a vote cast and will, therefore, not affect the outcome of this proposal.
(3)	As this proposal is not considered a discretionary matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal.
(4)	As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.
(5)	Abstentions and broker non-votes, if any, will have the effect of a vote "AGAINST" this proposal.

What is a "broker non-vote" and how does it affect voting?

A "broker non-vote" occurs when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a proposal because:

     the broker has not received voting instructions from the shareholder who beneficially owns the shares; and

     the broker lacks the authority to vote the shares at their discretion.

Under current stock exchange interpretations that govern broker non-votes, each of Proposal No. 1 for the election of Director nominees, Proposal No. 2 for approval, on an advisory (non-binding) basis, of the compensation of our named executive officers and Proposal No. 4 for approval of an amendment to our Charter to eliminate the supermajority voting provisions relating to amendments to our Charter and Bylaws and to the removal of directors, is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Proposal No. 3 for ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022, is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

How does the board recommend that I vote?
The Board recommends that you vote:
FOR each of the nominee’s election to the Board set forth in this Proxy Statement.
FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.
FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022.
FOR the approval of an amendment to our Charter to eliminate the supermajority voting provisions relating to amendments to our Charter and Bylaws and to the removal of directors.

Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees (for no additional compensation) in-person or by telephone, electronic transmission and facsimile transmission. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Additional Information
Availability of Materials
Important notice regarding the availability of materials for the 2022 Annual Meeting of shareholders to be held on June 16, 2022: The Proxy Statement and Annual Report for the fiscal year ended January 29, 2021 are available free of charge at www.proxyvote.com.

Householding of Shareholder Documents
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements and notices with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement or a single notice addressed to those shareholders. This process, which is commonly referred to as "householding," provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single Proxy Statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

ANNEX A

Proposed Charter Amendment

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BJ’S WHOLESALE CLUB HOLDINGS, INC.

(Pursuant to Section 242 of the General Corporation Law)

BJ’s Wholesale Club Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby further amended by deleting Section 3 of Article V in its entirety and inserting the following in lieu thereof:

Section 3. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote at an election of directors.

SECOND: The Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby further amended by deleting Article X in its entirety and inserting the following in lieu thereof:

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons herein are granted by and pursuant to this Second Amended and Restated Certificate of Incorporation in its current form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding the foregoing, any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose, shall be required to alter, amend or repeal any provision of this Second Amended and Restated Certificate of Incorporation.

 Section 2. Except as otherwise provided by law, the Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws. Notwithstanding the foregoing, any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Third: That the foregoing amendments to the Second Amended and Restated Certificate of Incorporation of the Corporation have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

* * * *

IN WITNESS WHEREOF, BJ’s Wholesale Club Holdings, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this ____ day of June, 2022.

BJ’S WHOLESALE CLUB HOLDINGS, INC.

By:
Name:	Graham N. Luce
Title:	SVP, Secretary